Exhibit 10.16

ISLAMIC REPUBLIC OF MAURITANIA
HONOUR – BROTHERHOOD – JUSTICE

EXPLORATION AND PRODUCTION CONTRACT
BETWEEN
THE ISLAMIC REPUBLIC OF MAURITANIA
AND
BP MAURITANIA INVESTMENTS LIMITED
KOSMOS ENERGY MAURITANIA
SOCIETE MAURITANIENNE DES HYDROCARBURES

BirAllah

INDEX

ARTICLE 1: DEFINITIONS
ARTICLE 2: SCOPE OF APPLICATION OF THE CONTRACT
ARTICLE 3: EXPLORATION AUTHORIZATION
ARTICLE 4: EXPLORATION WORKS OBLIGATION
ARTICLE 5: ESTABLISHMENT AND APPROVAL OF ANNUAL WORK PROGRAMS
ARTICLE 6: OBLIGATIONS OF THE CONTRACTOR IN THE CONDUCT OF PETROLEUM OPERATIONS
ARTICLE 7: RIGHTS OF THE CONTRACTOR IN THE CONDUCT OF PETROLEUM OPERATIONS
ARTICLE 8: MONITORING OF PETROLEUM OPERATIONS AND ACTIVITY REPORTS – CONFIDENTIALITY
ARTICLE 9: APPRAISAL OF A DISCOVERY AND GRANTING OF AN EXPLOITATION AUTHORIZATION
ARTICLE 10: RECOVERY OF PETROLEUM COSTS AND PRODUCTION SHARING
ARTICLE 11: TAX REGIME
ARTICLE 12: PERSONNEL
ARTICLE 13: BONUS
ARTICLE 14: PRICE AND MEASUREMENT OF HYDROCARBONS
ARTICLE 15: NATURAL GAS
ARTICLE 16: TRANSPORT OF HYDROCARBONS BY PIPELINES
ARTICLE 17: OBLIGATION FOR SUPPLYING THE DOMESTIC MARKET
ARTICLE 18: IMPORTATION AND EXPORTATION

ARTICLE 19: FOREIGN EXCHANGE
ARTICLE 20: BOOK-KEEPING, MONETARY UNIT, ACCOUNTING
ARTICLE 21: PARTICIPATION OF THE STATE
ARTICLE 22: ASSIGNMENT
ARTICLE 23: OWNERSHIP, USAGE AND ABANDONMENT OF PROPERTY
ARTICLE 24: LIABILITY AND INSURANCE
ARTICLE 25: TERMINATION OF THE CONTRACT
ARTICLE 26: APPLICABLE LAW AND STABILIZATION OF TERMS
ARTICLE 27: FORCE MAJEURE
ARTICLE 28: ARBITRATION AND EXPERTISE
ARTICLE 29: TERMS FOR APPLICATION OF THE CONTRACT
ARTICLE 30: ENTRY INTO FORCE
APPENDIX 1: EXPLORATION PERIMETER
THE PROJECTED COORDINATE SYSTEM IS WGS84/UTM28N
APPENDIX 2: ACCOUNTING PROCEDURE
APPENDIX 3: MODEL BANK GUARANTEE

BETWEEN
The Islamic Republic of Mauritania (hereafter referred to as “the State”), represented for purposes of these presents by the Minister in Charge of Crude Hydrocarbons
ON THE ONE HAND,
AND
BP Mauritania Investments Limited a company incorporated and organised under the laws of England and Wales having its registered office at Chertsy Road, Sunbury On Thames, Middlesex, United Kingdom, TW16 7BP and with a registered branch in Mauritania with registration number 94860/GU/15869 (hereinafter referred to as “BPMIL”)

Kosmos Energy Mauritania, a company under the Cayman Islands laws, having its registered headquarters at 4th Floor Century Yard, Cricket Square, PO Box 32322, George Town, Grand Cayman KY1, 1209 (hereafter referred to as “KEM”),

Société Mauritanienne des Hydrocarbures (SMH),     the national hydrocarbons company of Mauritania, etablished by decree n°. 2009-168 of May 3, 2009, as repealed and replaced by decree no. 2021-049 of April 28, 2021, under the laws of the Islamic Republic of Mauritania, whose registered office is Ilot K Tevragh Zeina, BP 4344, Nouakchott, Mauritania (hereinafter referred to as “SMH”)) .

ON THE OTHER HAND,

BPMIL, KEM and SMH being hereafter collectively referred to as the “Contractor”. The State and the Contractor being hereafter collectively referred to as “Parties” or individually “Party”.
WHEREAS:

The State, owner of the deposits and natural accumulations of hydrocarbons contained in the soil and the subsoil of the national territory, wishes to promote the discovery and the production of hydrocarbons in order to promote economic expansion within the framework instituted by Law No. 2010-033 of 20 July 2010 containing the Crude Hydrocarbons Code, as thereafter modified;
The Contractor wishes to explore and to exploit, within the framework of this exploration-production contract and pursuant to the Crude Hydrocarbons Code, the hydrocarbons which may be contained in the perimeter described in Appendix 1 of this Contract, and has shown it possesses the technical and financial means necessary for this purpose.

IT HAS BEEN AGREED AS FOLLOWS:

ARTICLE 1: DEFINITIONS
The terms utilised in this text have the following meaning:
1.1“Calendar Year” means a period of twelve (12) consecutive months commencing on the first (1st) of January and terminating on the thirty-first (31st) of the following December.
1.2“Contract Year” means a period of twelve (12) consecutive months beginning on the Effective Date or the anniversary date of said Effective Date.
1.3“Appendices” (also called Annexes) means the appendices to this Contract consisting of:
The Exploration Perimeter constituting Appendix 1
The Accounting Procedure constituting Appendix 2
The model bank guarantee constituting Appendix 3
1.1“Exploration Authorisation” means the authorisation referred to in Article 3 of this Contract by which the State authorises the Contractor to carry out, on an exclusive basis, all works of prospection and exploration of Hydrocarbons within the Exploration Perimeter.
1.2“Exploitation Authorisation” means the authorisation granted to the Contractor to carry out, on an exclusive basis, all works of development and of exploitation of the deposits of Hydrocarbons within the Exploitation Perimeter.
1.3“Barrel” means “U.S. barrel”, or 42 American gallons (159 litres) measured at the temperature of 60 °F (15.6 °C) and at atmospheric pressure.
1.4“BTU” means the British unit of energy “British Thermal Unit” in such manner that a million BTU (MMBTU) is equal to approximately 1055 joules.

1.5“Annual Budget” means the detailed estimate of the cost of Petroleum Operations defined in an Annual Work Program.

1.6“Crude Hydrocarbons Code” means Law No. 2010-033 of 20 July 2010 containing the Crude Hydrocarbons Code, its amendments and its application texts.
1.7“Environmental Code” means Law No. 2000-045 of 26 July 2000 containing the Environmental Code, its amendments and its application texts.
1.8“Contractor” means collectively or individually the company(ies) signing this Contract as well as any entity or company to which an interest would be assigned in application of Articles 21 and 22 of this Contract.
1.9“Contract” means this text as well as its appendices and amendments.
In the case of contradiction between the provisions of this text and those of its appendices, the provisions of this text shall prevail.
1.10“Petroleum Costs” means all the costs and expenses incurred by the Contractor in execution of Petroleum Operations provided for in this Contract and determined according to the Accounting Procedure, the subject of Appendix 2 to this Contract.
1.11“Effective Date” means the date of entry into force of this Contract such as it is defined in Article 30.
1.12“Dollar” means the dollar of the United States of America ($).
1.13“State” means the Islamic Republic of Mauritania.
1.14“Gross Negligence” means imprudence or negligence of such gravity that it raises a presumption of malicious intent on the part of the person responsible for such action.
1.15“Wet Gas” means Natural Gas containing a fraction of elements becoming liquid at ambient pressure and temperature, justifying the creation of a facility to recover such liquids.
1.16“Natural Gas” means all gaseous hydrocarbons produced from a well, including Wet Gas and Dry Gas which may be associated or non-associated with liquid hydrocarbons and the residual gas which is obtained after extraction of the liquids from Natural Gas.
1.17“Associated Natural Gas” means the Natural Gas existing in a reservoir in a solution with Crude Petroleum or in the form of “Gas Cap” in contact with Crude Petroleum, and which is produced or may be produced in association with the Crude Petroleum.
1.18“Non-Associated Natural Gas” means Natural Gas excluding Associated Natural Gas.
1.19“Dry Gas” means Natural Gas containing essentially methane, ethane and inert gases.

1.20“Hydrocarbons” means liquid and gaseous or solid hydrocarbons, in particular oil sands and oil shale.
1.21“Ministry” means the Ministry in Charge of Crude Hydrocarbons.
1.22“Minister” means the Minister in Charge of Crude Hydrocarbons.
1.23“Operator” means the company designated in Article 6.2 here below in charge of the conduct and the execution of Petroleum Operations or any company which would later be substituted for it according to applicable terms.
1.24“Petroleum Operations” means all operations of exploration, exploitation, storage, transport and marketing of Hydrocarbons, including therein operations of evaluation/appraisal, development, production, separation, processing up until the Delivery Point, as well as the remediation of the sites to their prior condition, and, more generally, all other operations directly or indirectly linked to the foregoing, carried out by the Contractor within the framework of this Contract, with the exclusion of refining and distribution of petroleum products.
1.25“Ouguiya” means the currency of the Islamic Republic of Mauritania.
1.26“Exploitation Perimeter” means the Exploration Perimeter for which the State, within the context of this Contract, grants to the Contractor an Exploitation Authorisation pursuant to the provisions of Article 9 here below.
1.27“Exploration Perimeter” means the surface defined in Appendix 1 for which the State, in the context of this Contract, grants to the Contractor an Exploration Authorisation pursuant to the provisions of Article 2.1 here below.
1.28“Crude Petroleum” means all liquid Hydrocarbons in the natural state or obtained from Natural Gas by condensation or separation as well as asphalt.
1.29“Delivery Point” means:
For Crude Petroleum, the loading point F.O.B. of the Crude Petroleum as may be further defined more precisely in the possible lifting agreement(s) the Parties may enter into.
For Natural Gas, the Delivery Point set by common agreement between the Parties pursuant to Article 15 of this Contract.
1.1“Remediation Plan” means the document detailing the programme of work to be carried out by the Contractor at the expiration, the surrender or the cancelling of the Exploitation Authorisation, pursuant to Article 23.2 here below.
1.2“Annual Work Program” means the descriptive document, item by item, of the Petroleum Operations to be carried out during the course of a Calendar Year within the framework of this Contract prepared pursuant to the provisions of Articles 4, 5 and 9 here below.

1.3“Affiliated Company” means:
a)Any company or any other entity which controls or is controlled, directly or indirectly, by a company or entity, party to this contract, or
b)Any company or any other entity which controls or is controlled, directly or indirectly, by a company or entity which itself controls directly or indirectly any company or entity, party to this contract.
For purposes of this definition, the term “control” means the direct or indirect ownership by a company or any other entity of a percentage of capital stock or shares greater than fifty percent (50%) of the voting rights at the shareholders’ meeting of another company or entity.
1.4“Central Bank Rate” means the short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time or if that target is not a single figure, the arithmetic mean of the upper bound and lower bound ranges of that target.

1.5“Third Party” means any natural person or legal entity other than the State, the Contractor and the Affiliated Companies of the Contractor.
1.6“Quarter” means a period of three (3) consecutive months beginning on the first day of January, April, July or October of each Calendar Year.

ARTICLE 2: SCOPE OF APPLICATION OF THE CONTRACT
Pursuant to the Crude Hydrocarbons Code, the State hereby authorises the Contractor to carry out on an exclusive basis in the Exploration Perimeter defined in Appendix 1 the appropriate and necessary Petroleum Operations within the framework of this Contract.
2.1This Contract is entered into for the duration of the Exploration Authorisation such as provided for in Article 3 of this Contract, and, in the case of a commercial discovery, for the duration of the Exploitation Authorisation which will have been granted, such as defined in Article 9.8 here below.
2.2Unless otherwise agreed, this Contract shall terminate if, at the expiration of the exploration phase provided for in Article 3, the Contractor has not notified the State of its decision to develop a commercial Hydrocarbons deposit and applied for an Exploitation Authorisation relative to such deposit, pursuant to the provisions of Article [9.4] here below.
Unless there is an early termination, this Contract will expire upon the expiration of the Exploitation Authorisation.

2.3The expiration, surrender or termination of this Contract for whatever reason it may be, shall not free the Contractor from his obligations under this Contract, which came into being prior to the time of such expiration, surrender or termination, which obligations must be carried out by the Contractor.
2.4The Contractor shall have the responsibility to carry out the Petroleum Operations provided for in this Contract. For their execution he undertakes to comply with good oilfield practice of the international petroleum industry and to comply with norms and standards decreed by Mauritanian regulations in matters of industrial safety, protection of the environment, and operational techniques.
2.5The Contractor shall supply all the financial and technical means necessary for the proper functioning of the Petroleum Operations and shall bear in full all the risks linked to the execution of said Operations, and without prejudice to the provisions of Article 21 of this Contract. The Petroleum Costs borne by the Contractor shall be recoverable by the Contractor pursuant to the provisions of Article 10 here below.
2.6During the period of validity of the Contract, the production resulting from the Petroleum Operations shall be shared between the State and the Contractor pursuant to the provisions of Article 10 here below.

ARTICLE 3: EXPLORATION AUTHORIZATION
3.1The Exploration Authorisation in the Exploration Perimeter defined in Appendix 1 shall be granted to the Contractor for an exploration period of a single thirty- (30-) month phase.
The exploration period mentioned hereinabove in Article 3.1 is segmented into three sub-phases as follows:
a) sub-phase 1: selection of concept for a duration of 12 months;
b) sub-phase 2: evaluation of concept for a duration of 6 months;
c) sub-phase 3: FEED: if the Parties wish to proceed to this sub-phase, the duration will be 12 months, and the Contractor must notify this decision via a decision note to the Ministry 45 days before the end of sub-phase 2.
It is recognised that the objective of the State and the Contractor is to reach a final investment decision (FID) for the BirAllah discovery by the end of the exploration period and, without prejudice to any other provision of this Contract (including, but not limited to, the Contractor's right to not proceed to a later sub-phase), the Parties will work in good faith to attempt to attain this objective insofar as this is commercially reasonable and under the control of the Parties.

3.2(a) Sub-phase 1 will begin on the Contract's Effective Date. At the end of every sub-phase, the Contractor will have the option to pass to the next sub-phase, provided that the conditions in paragraph (b) or (c), as the case may be, here below, are met.
(b) The Contractor will have the right to begin sub-phase 2 if it has fulfilled for sub-phase 1 the work obligations stipulated in Article 4 here below.
(c) The Contractor will have the right to begin sub-phase 3 by providing a decision note at least forty-five (45) days before the end of sub-phase 2. In the decision note cited in Article 3.1 (c), the Contractor must transmit the details of the strategy for passing to sub-phase 3, and other documents demonstrating the Contractor's engagement with the market for the placement of the contracts envisaged for sub-phase 3. The decision note will include a calendar updated with steps to reach a final investment decision (FID). If this decision note does not show a way to attain an FID by a date falling before the end of sub-phase 3, the Minister may terminate this Contract at the end of this sub-phase 2.
(d) The Contractor may, upon notification and provided he meets the conditions in paragraph (b) and (c) hereinabove, as the case may be, commence a sub-phase (and, in consequence, end the sub-phase immediately preceding it) before the end of the time period allowed for the sub-phase immediately preceding it.
(e) early termination of a sub-phase in accordance with paragraph (d) hereinabove does not reduce the overall period of thirty (30) months for the exploration phase, and the duration of the later sub-phases may be adjusted to take into account any time unused in a previous sub-phase.
3.3If, upon the expiration of a duration of thirty (30) months of the exploration period defined in article 3.1, the Contractor has not submitted a request for a Mining Authorisation accompanies, from the FEED study, and a detailed development and production programme as described in article 9.5, the Exploration Authorisation is deemed to be cancelled.
3.4Not applicable
3.5Not applicable
3.6Not applicable
3.7Not applicable
3.8The Contractor may at any time notify the Minister that he is surrendering the totality of the Exploration Perimeter. In this case, the Exploration Authorisation shall terminate automatically on the date of said notification. In all cases, no voluntary surrender during the course of any sub-phase of the exploration period shall reduce the minimum work commitments stipulated in

Article 4 here below corresponding to the said sub-phase, nor does it reduce or terminate the corresponding bank guarantee.
3.9Upon the expiration of the exploration period, the Contractor must relinquish the surface of the Exploration Perimeter outside of any Exploration Perimeter granted pursuant to an application for an Exploitation Authorisation covered in Article 9.5. However, if, upon the expiration of the exploration period, the Contractor has submitted an application for an Exploitation Authorisation accompanied by the FEED study and a detailed development and production programme, currently processed by the Minister, the Exploration Authorisation shall continue to be in effect until the Minister's decision.

ARTICLE 4: EXPLORATION WORKS OBLIGATION
4.1During the thirty- (30-) month duration of the exploration period defined in Article 3.1 hereinabove, the Contractor undertakes to carry out the following work:
During sub-phase 1, of a duration of twelve (12) months starting from the Effective Date, the Contractor must conduct a development concept selection study. At the end of this sub-phase, the Contractor must submit the study report (and the relevant associated documents) to the Ministry.
During sub-phase 2, of a duration of six (6) months, the Contractor will examine the development concept selection study and submit, at the end of this sub-phase 2, a development concept evaluation report to the Ministry. Insofar as the Contractor is of the opinion that a final investment decision is conceivable and wishes to pass to sub-phase 3, the report will contain a programme with updated steps and calendar for the FEED study.
During sub-phase 3, of a duration of twelve (12) months, the Contractor must conduct a FEED development study.
At the end of this third sub-phase, the Contractor must give the Ministry the FEED study development report and the relevant associated documents.
Subject to any other provision of the Contract, for each sub-phase initiated, the Parties will work with diligence and good faith toward the objectives of the sub-phase in question.
If, at the end of sub-phase 1 or sub-phase 3, the corresponding study has not been completed and/or its deliverables have not been submitted to the Ministry, the Minister may end the Exploration Authorisation.

4.2Does not apply
4.3Does not apply

4.4Does not apply
4.5Does not apply

4.6Within the thirty (30) days following the Effective Date, the Contractor must remit to the Minister a bank guarantee, issued by an international bank of first order, pursuant to Appendix 3, of ten million Dollars ($10,000,000), covering his minimum work commitments for sub-phase 1 of the exploration period defined in Article 4.1 hereinabove.
In case of a passage to sub-phase 3, the Contractor must also remit to the Minister, within thirty (30) days after receipt of a letter from the Minister certifying passage to the said sub-phase, a bank guarantee, issued by an international bank of first order, pursuant to Appendix 3, of a value of ten million Dollars ($10,000,000), and copies of the contracts that have been assigned and of the calls for tender for the contracts to be assigned according to the contracting strategy of the contracts for sub-phase 3.
If, upon expiration of sub-phase 1 or sub-phase 3, or in the case of total surrender or termination of the Contract, the Contractor has not carried out the work programme for the said sub-phase as stipulated in Article 4.1 or has not submitted to the Ministry the deliverables pertaining thereto, the Minister shall have the right to call the guarantee corresponding to the sub-phase in question.

ARTICLE 5: PRESENTATION AND APPROVAL OF ANNUAL WORK PROGRAMS
5.1Not later than (2) months after the Effective Date, the Contractor shall prepare and submit to the Ministry for approval an Annual Work Program, detailed item by item, including therein the corresponding Annual Budget for all of the Exploration Perimeter, specifying the Petroleum Operations relating to the period running from the Effective Date to the following 31 December.
Thereafter, not later than (3) months prior to the start of each Calendar Year, the Contractor shall prepare and submit to the Ministry for approval an Annual Work Program, detailed item by item, including therein the corresponding Annual Budget for all of the Exploration Perimeter, then, if applicable, for the Exploitation Perimeter, in specifying the Petroleum Operations which he proposes to carry out over the course of the following Calendar Year.
Each Annual Work Program and corresponding Annual Budget shall be itemised between the different activities of exploration, and if applicable, of appraisal for each discovery, of development and of production for each commercial deposit.

5.2If the Ministry deems that revisions or modifications to the Annual Work Program and to the corresponding Annual Budget are necessary and appropriate, it must so notify the Contractor in writing with all supporting documentation deemed appropriate within a time period of sixty (60) days following their receipt. In such case, the Ministry and the Contractor shall meet as soon as possible in order to study the revisions or modifications requested and establish by common agreement the Annual Work Program and the corresponding Annual Budget in their definitive form, according to good oilfield practice in the international petroleum industry. The date of adoption of the Annual Work Program and of the corresponding Annual Budget shall be the above-cited mutually agreed date.
In the absence of notification by the Ministry to the Contractor of his wish for revision or modification within the time period of the above-referenced sixty (60) days, said Annual Work Program and corresponding Annual Budget shall be deemed accepted by the Ministry upon the date of expiration of said time period.
In all cases, each operation of the Annual Work Program, for which the Ministry has not requested revision or modification, must be carried out by the Contractor within the time periods set forth.

5.3The Parties accept that the results obtained during the course of the works taking place, or that special circumstances may justify changes to an Annual Work Program and to the corresponding Budget. In such case, after notification to the Ministry, the Contractor may make such changes provided that the fundamental objectives of said Annual Work Program are not modified.

ARTICLE 6: OBLIGATIONS OF THE CONTRACTOR IN THE CONDUCT OF PETROLEUM OPERATIONS
6.1Without prejudice to the provisions of Article 21 here below, the Contractor must furnish all necessary funds and purchase or rent all tools, equipment and construction supplies that are indispensable for the execution of Petroleum Operations. The Contractor is responsible for the preparation and the execution of the Annual Work Programs which are to be carried out in the most appropriate manner in compliance with good oilfield practice in the international petroleum industry.
6.2Upon the Effective Date of this Contract, BP Mauritania Investments Limited is designated as Operator and shall be responsible for the conduct and the execution of the Petroleum

Operations. The Operator, in the name of and on the behalf of the Contractor, shall communicate to the Minister all reports and information referred to in this Contract. Any change of Operator contemplated by the entities of the Contractor must receive the prior approval of the Minister, which approval shall not be withheld without reasonable justification provided therefor.
6.3The Operator must maintain during the term of the Contract in Mauritania, a branch which shall in particular be staffed with a responsible person having authority for the conduct of the Petroleum Operations and to whom any notification with regard to this Contract can be sent.
6.4The Contractor must during the course of the Petroleum Operations take all necessary measures for the protection of the environment.
He must in particular, for any Petroleum Operation subject to prior authorisation according to the Environmental Code, submit to the Minister, depending on the case, the studies or notices of environmental impact required for this type of operation, carry out the measures and comply with restrictions set forth in the environmental management plan, furnish the declarations and submit himself to the oversight provided for in the Environmental Code
The Contractor must moreover take all reasonable measures according to good oilfield practice in the international petroleum industry in order to:
a)Ensure that all of the facilities and equipment utilised for purposes of the Petroleum Operations be at all times in good repair and in conformity with the applicable norms, including therein those which result from international conventions ratified by the Islamic Republic of Mauritania and relative to the prevention of pollution;
b)avoid losses and dumping:
- of Hydrocarbons, including the flaring of Natural Gas, (with the exception of the cases provided for in Article 40 of the law instituting the Crude Hydrocarbons Code, under penalty of a fine which shall be later be determined by a decree taken by the Council of Ministers and which shall not under any circumstances exceed twenty (20) per cent of the then current market price of Natural Gas in Mauritania),
The above-cited fine shall not be considered a recoverable Petroleum Cost nor a deductible charge.
c)DOES NOT APPLY.
d)Store the Hydrocarbons produced in the facilities and receptacles constructed for this purpose;

e)Without prejudice to the provisions of Article 23.2 here below, dismantle facilities which are no longer necessary to the Petroleum Operations and return the sites to their original condition;
f)and, generally, prevent pollution of the soil and of the subsoil, of the water and of the atmosphere, as well as prevent harm to fauna and flora.

6.5The Contractor must, during the course of the Petroleum Operations, take all necessary measures to ensure the safety and protect the health of persons according to good oilfield practices in the international petroleum industry and the Mauritanian regulations in force, and in particular to put into place:
a)Appropriate means for prevention, rapid response and handling of risks, including the risks of blow-out;
b)Measures for information, training and means adapted to the risks encountered, including therein individual protective equipment, fire-fighting materials as well as means of first-aid and prompt evacuation of victims.

6.6All works and facilities set up by the Contractor under this Contract must, according to the nature and circumstances, be constructed, shown with markers and sign posts and equipped in such fashion as to allow at any time and in complete safety free passage within the Exploration Perimeter and the Exploitation Perimeter.

6.7While carrying out his right of construction, to execute works, and to maintain all facilities necessary for the purposes of this Contract, the Contractor should not occupy lands situated less than five hundred (500) meters away from any religious buildings, whether cultural or not, burial grounds, walled enclosures, courts and gardens, dwelling places, groups of dwelling places, villages, built-up areas, wells, springs , reservoirs, roads, routes, railways, water conduits, pipelines, works of public utility, civil engineering works, without the prior consent of the Minister. The Contractor shall be required to repair any damages which his works may have caused to occur.

6.8The Contractor commits to participate in implementing local content development and preparing national human resources and national suppliers, service providers and entrepreneurs in the participation in and the support of the Petroleum Operations. He also commits to granting preference to Mauritanian enterprises and products, on equivalent conditions in terms of price, quantity, quality, terms for payment and timeframe of delivery, and to require his subcontractors to make a similar commitment
6.9All contracts of supply, construction or service of a value greater than seven hundred fifty thousand ($750,000) Dollars where works of exploration/appraisal are concerned and one million five hundred thousand ($1,500,000) Dollars where works of development/exploitation are concerned, must be the subject of a call for bids from Mauritanian and foreign bidders, unless there is a prior consent from the Minister.
6.10Copies of such contracts entered into during the course of each Quarter shall be sent to the Minister within the thirty (30) days following the end of the relevant Quarter.

6.11The Contractor undertakes to grant preference, on equivalent economic terms, in the purchase of goods necessary for the Petroleum Operations, taking into account rental terms and any other lease arrangements and to require from his subcontractors a similar commitment.
6.12To this end, every Annual Budget referred to in Article 5 must specify all the draft rental contracts of an annual value greater than seven hundred fifty thousand (750,000) Dollars.
6.13Without prejudice to the obligation and responsibility of the Contractor in respect of protecting the environment, the Parties agree to collaborate to support the management of environmental risks in a precautionary manner. To this end, the Contractor agrees to contribute to the financing of the Environmental Committee by the payment of an amount of one hundred thousand Dollars ($100,000) per Calendar Year during the validity of the Exploration Authorisation, and, starting from the granting of an Exploitation Authorisation, and an amount of three hundred fifty thousand Dollars ($350,000) per Calendar Year, and, as of the first commercial production, an amount of seven hundred fifty thousand ($750,000) per Calendar Year. The above-cited payments shall be considered to be recoverable Petroleum Costs with respect to the provisions of Article 10.2 hereinabove and as deductible charges on the Industrial and Commercial Income Tax in conformity with Article 82 of the Crude Hydrocarbons Code. Contractor shall have the right to be represented on the Environmental Committee for the duration of this Contract and shall appoint one (1) representative for this purpose.

ARTICLE 7: RIGHTS OF THE CONTRACTOR IN THE CONDUCT OF PETROLEUM OPERATIONS
7.1The Contractor has the exclusive right to carry out Petroleum Operations inside of the Exploration Perimeter or any Exploitation Perimeter resulting therefrom, as long as the

Petroleum Operations are in conformity with the terms and conditions of this Contract, of the Crude Hydrocarbons Code as well as with the provisions of the laws and regulations in force in Mauritania, and that they are executed according to good oilfield practice in the international petroleum industry.
7.2For purposes of the execution of the Petroleum Operations, the Contractor shall benefit from the rights set forth in Article 54 of the Crude Hydrocarbons Code.
7.3The costs, compensation payments, and in general all charges resulting from occupation of lands referred to in Articles 55 to 57 of the Crude Hydrocarbons Code shall be at the expense of the Contractor and shall be recoverable as Petroleum Costs pursuant to the provisions of Article 10.2 here below.
7.4The expiration of an Exploration Authorisation or of an Exploitation Authorisation, or the voluntary relinquishment, partial or total of an Exploration Perimeter or of an Exploitation Perimeter has no effect with regard to the rights resulting from Article 7.2 hereinabove for the Contractor, on works and facilities executed in application of the provisions of this Article 7, provided that said works and facilities continue to be utilised in the framework of the Contractor’s activity on the portion kept or on other exploration or exploitation perimeters in Mauritania.

7.5Subject to the provisions of Articles 6.8 and 6.9 hereinabove, the Contractor has freedom of choice concerning suppliers and subcontractors and shall benefit from the customs regime set forth in Article 18 of this Contract.

7.6Unless there are provisions to the contrary in the Contract, no restriction shall be set upon the entry, the stay, freedom of movement, employment and repatriation of persons and their families as well as their goods, for the employees of the Contractor and those of his subcontractors, subject to compliance with employment legislation and regulations as well as social laws in force in Mauritania.

The Ministry shall facilitate the delivery to the Contractor, as well as to his agents, to his subcontractors and to their families, all administrative authorisations which may possibly be required in relation with the Petroleum Operations carried out in the framework of this Contract, including entry and exit visas.

ARTICLE 8: MONITORING OF PETROLEUM OPERATIONS AND ACTIVITY REPORTS – CONFIDENTIALITY
8.1The Petroleum Operations shall be subject to monitoring by the Ministry pursuant to the provisions of Title VIII of the Crude Hydrocarbons Code. The duly mandated representatives of the Ministry shall in particular have the right to monitor the Petroleum Operations, to inspect facilities, equipment, materials, and to audit said procedures, norms, records and books pertaining to the Petroleum Operations. Said such representatives shall make every effort not to disrupt the normal conduct of Contractor’s operations.
In order to allow the exercise of the rights referred to hereinabove, the Contractor shall furnish to the representatives of the Ministry and to the other agents of the State in charge of the supervision of Petroleum Operations reasonable assistance in the matter of means of transport and of lodging. The reasonable expenses for transport and lodging directly linked to monitoring and inspection shall be at the expense of the Contractor. Such expenses shall be considered as recoverable Petroleum Costs according to the provisions of Article 10.2 of this Contract and as deductible charges for purposes of the calculation of Industrial and Commercial Income Tax.
8.2The Contractor shall keep the Ministry regularly informed of the status of the Petroleum Operations. He must in particular supply the Ministry with the following programmes and information:
a)A work programme for any geological or geophysical campaign, at least thirty (30) days before the beginning of the campaign in question and specifying in particular its location, its objectives, the techniques and equipment utilised, the name and address of the enterprise which will carry out the work, the starting date and the projected duration, the number of kilometres of seismic lines, the estimated costs and the safety measures put into place if the usage of explosives is contemplated.
b) A work programme for any well, at least thirty (30) days before the spudding of the well in question and specifying in particular its precise location, a detailed description of the works contemplated, including the well techniques and the associated operations, its depth, its geological objective, the start date and the projected duration, the estimated costs of the programme, a summary of the geological and geophysical data which prompted the Contractor’s decision, the name and address of the drilling contractor as well as the designation of the well site, the name and address of all other subcontractors recruited for such operation, and the safety measures envisioned.

c)An advance notice of thirty (30) days concerning any abandonment of a producing well and forty-eight (48) hours when it concerns a non-producing well.
d)An advance notice of forty-eight (48) hours concerning any suspension of drilling or resumption of drilling after a suspension of greater than thirty (30) days.
Any accident involving a stoppage of work or material damage or death occurring in the framework of the Petroleum Operations must be immediately notified to the Minister and not later than within twenty-four (24) hours.

8.3The Ministry may require from Contractor the execution, at the expense of the latter, of all work necessary to ensure safety and hygiene within the framework of the Petroleum Operations, pursuant to Article 6.5 hereinabove.

8.4The Ministry shall have access to all original data resulting from Petroleum Operations undertaken by the Contractor within the Exploration Perimeter and Exploitation Perimeter such as geological, geophysical, petrophysical, drilling, reports concerning commencement of exploitation and all other reports generally required for the Petroleum Operations.
8.5The Contractor commits to furnishing to the Ministry the following periodic reports:
a)Daily reports on drilling activities;
b)Weekly reports on geophysical works;
c)Starting from the date of granting of an Exploitation Authorisation, within fifteen (15) days following the end of each Quarter, a detailed report on development activities;
d)Starting from the start-up of production, within fifteen (15) days following the end of each month, an exploitation report specifying in particular each of the quantities of Hydrocarbons produced, utilised in Petroleum Operations, stored, lost or flared, and sold, during the course of the preceding month as well as an estimate of each of the quantities in question for the current month. With regard to Hydrocarbons sold, the report shall specify for each sale the identity of the buyer, the quantity sold and the price obtained;
e)Within the fifteen (15) days following the end of each Quarter, a report relative to Petroleum Operations carried out during the Quarter elapsed, containing in particular a description of the Petroleum Operations carried out and a detailed statement of the

Petroleum Costs incurred, categorised in particular by Exploration Perimeter / Exploitation Perimeter and by type;
f)Within the three (3) months following the end of each Calendar Year, a report relative to the Petroleum Operations carried out during the Calendar Year elapsed, as well as a detailed statement of Petroleum Costs incurred, categorised in particular by Exploration Perimeter / Exploitation Perimeter and by type and a statement of the personnel employed by the Contractor, indicating the number of employees, their nationality, their duties, the total amount of the salaries as well as a report on medical care and instruction given to them.
g)A report, every month, during the exploration period, on the activities relating to the sub-phases.
h)Any other report generally required within the framework of Petroleum Operations.

8.6Moreover, the following reports, data and documents shall be furnished to the Ministry during the month following their drafting or their being obtained:
a)Two (2) copies of the geological reports made in the framework of exploration;
b)Two (2) copies of geophysical reports made in the framework of exploration. The Ministry shall have access to the originals of all recordings made (magnetic tapes or other format) and may, upon request, obtain copies;
c)Two (2) copies of reports of commencement and termination of drilling for each of the wells drilled;
d)Two (2) copies of all measures, tests, and well loggings recorded during the course of drilling (drilling termination reports);
e)Two (2) copies of each report of analyses (petrography, biostratigraphy, geochemistry or other) carried out on the core samples, the cuttings or fluids sampled in each one of the wells drilled, including therein raw data and supporting items with media for copying photos pertaining thereto;
f)A representative portion of the core samples taken, well cuttings taken from each well as well as fluid samples collected during the production tests shall also be supplied within reasonable periods of time.

g)Moreover, the Contractor may freely export core samples taken, drill cuttings taken and fluids produced;
h)And in a general fashion, two (2) copies of all other reports generally required for Petroleum Operations.
Reports, studies and other results referred to in this Article 8.6, as well as those referred to in Article 8.5 hereinabove, shall be supplied in a suitable medium in digital and/or hard copy.
8.7The Parties undertake to consider as confidential and to not communicate to Third Parties or to publish, except with the prior consent of the Minister, data and information of a technical nature related to the Petroleum Operations and which would not already be in the public domain, for the entire duration of the Contract.
In the case of relinquishment of a surface area or surrender of a perimeter , the Contractor undertakes to consider as confidential and to not communicate to Third Parties or to publish, except with the prior consent of the Minister, the data and information relating to the perimeter in question and which would not already be in the public domain.
After the surrender, termination or expiration of the Contract, the Contractor undertakes to consider as confidential and to not communicate to Third Parties or to publish, except with the prior consent of the Minister, the data and information relating to Petroleum Operations and which would not already be in the public domain.
8.8Notwithstanding the provisions of Article 8.7, the State may communicate the data and information:
a)To all suppliers of services and professional consultants providing services in the framework of the monitoring of Petroleum Operations, after obtaining a similar commitment of confidentiality;
b)To any bank, institution or financial establishment with which an entity of the State solicits or obtains financing, after obtaining a similar commitment of confidentiality;
c)In the framework of any contentious proceeding in a legal, administrative or arbitrational matter.
8.9Notwithstanding the provisions of Article 8.7, the Contractor may communicate the data and information:
a)To any Affiliated Company bound by a similar commitment of confidentiality;

b)To any suppliers of services and professional consultants providing services in the framework of Petroleum Operations, after obtaining a similar commitment of confidentiality;
c)To any company with a bona fide interest in the carrying out of a possible assignment, after obtaining from such company a commitment to keep confidential such information and to utilise it only for the purposes of such assignment;
d)To any bank or financial establishment with which an entity of the Contractor solicits or obtains financing, after obtaining a similar commitment of confidentiality;
e)When and to the extent that the regulations of a recognised stock exchange require the information;
f)Within the framework of any contentious proceeding in a legal, administrative or arbitrational matter.
8.10The Contractor must report to the Minister the soonest possible any information relative to mineral substances encountered during the Petroleum Operations.

8.11The Contractor must participate in the implementation of the Extractive Industries Transparency Initiative (EITI) pursuant to Article 98 of the Crude Hydrocarbons Code.
ARTICLE 9: GRANTING OF AN EXPLOITATION AUTHORIZATION
9.1The BirAllah discovery, made in the Exploration Perimeter in 2015 and confirmed by the Orca-1 appraisal wells in 2019, has identified one or more major gas deposits with GIIP (gas initially in place). The work programme for evaluating the deposit(s) to be carried out by the Contractor under this Contract is now provided under Article 4.1.
9.2Does not apply.

9.3Within the three (3) months following the completion of the evaluation works, and not later than thirty (30) days prior to the end of the exploration period (as provided in Article 3.1) , as possibly extended pursuant to the provisions of this Contract or the Crude Hydrocarbons Code, the Contractor shall submit to the Minister a detailed report giving all the technical and economic information relative to the deposit so discovered and appraised, and establishing the commercial character or not of the said discovery. Such report shall in particular include the following information: the geological and petrophysical, characteristics, and the estimated delimitation of the deposit; the results of the production tests carried out, the nature, properties and volume of Hydrocarbons which it contains, a preliminary technical and economic study on the placement of the deposit into production.

9.4Any quantity of Hydrocarbons produced from a discovery before the discovery has been declared commercial, if it is not utilised for the carrying-out of the Petroleum Operations, or lost, shall be subject to the provisions of Article 10 of this Contract.
9.5A deposit considered by the Contractor to be commercially exploitable gives him the right to an Exploitation Authorisation. In such case, the Contractor shall submit to the Minister, within the three (3) months following the submission of the report referred to in Article 9.3 hereinabove, and not later than thirty (30) days prior to the expiration of the exploration period (as provided in Article 3.1), an application for an Exploitation Authorisation. Said application shall specify the lateral and stratigraphic delimitation of the Exploitation Perimeter, which shall cover only the presumed limits of the deposit discovered and appraised in the Exploration Perimeter then currently valid and shall be accompanied by technical justifications necessary for said delimitation. The above-cited application for an Exploitation Authorisation shall be accompanied by a detailed development and production programme, including in particular for the deposit in question:
a)An estimate of the recoverable reserves, proven and probable and of the corresponding production profile, as well as a study of the methods of recovery of hydrocarbons and development of natural gas;
b) A description of the works and facilities required to put the field into production, such as number of wells, facilities required for production, separation, processing, storage and transport of Hydrocarbons;
c)A programme and a schedule for carrying out the said works and facilities, including start-up date for production;
d)An estimate of development investments and exploitation costs itemised for each year as well as an economic study confirming the commercial character of the deposit;
e)The methods for financing such investments by each one of the entities making up the Contractor;

f)An environmental impact study of the development project, carried out by the Contractor pursuant to the provisions of the Environmental Code.
g)An outline of a Rehabilitation Plan to return the sites to their original condition at the end of exploitation.
The Minister may propose revisions or modifications to the development and production programme referred to above, as well as to the Exploitation Perimeter applied for, in notifying the Contractor thereof with all justifying supporting data deemed appropriate, within the ninety (90) days following receipt of the said programme. The provisions of Article 5.2 hereinabove shall apply to said programme with regard to its adoption.
When the results acquired during the course of development justify changes to the development and production programme, said programme may be modified in utilising the same procedure as that referred to hereinabove for its initial adoption.
9.6The Exploitation Authorisation shall be granted by the Minister within forty-five (45) days following the date of adoption by the Parties of the development and production programme. The granting of an Exploitation Authorisation entails ipso facto the cancellation of the Exploration Authorisation.
9.7Does not apply
9.8Does not apply

9.9In the event that a deposit extends beyond the boundaries of the currently valid Exploration Perimeter, the Minister may require the Contractor to exploit such deposit together with the holder of the adjacent perimeter following the provisions of Article 53 of the Crude Hydrocarbons Code. Within the twelve (12) months following the written request of the Minister, the Contractor must submit to him, for approval, a draft development and production programme of the relevant deposit drawn up in agreement with the holder of the adjacent perimeter.
In the case where the deposit extends over one or more other perimeters which are not under contract, the process of extension of the contractual perimeter may be undertaken, pursuant to the provisions of the Crude Hydrocarbons Code.
9.10The Contractor must start up the development operations including the necessary studies, not later than six (6) months following the date of granting of the Exploitation Authorisation referred to in Article 9.6 hereinabove and must pursue them with the maximum diligence. The Contractor undertakes to carry out the development and production operations according to good oilfield practice in the international petroleum industry, making it possible to ensure the optimum recovery of Hydrocarbons contained in the deposit. The Contractor undertakes to proceed as soon as possible with studies of assisted recovery in consultation with the Ministry and to utilise such processes if, in the estimation of Contractor, such processes will lead under the economic conditions to an improvement of the rate of recovery.
9.11The duration of the exploitation period during which the Contractor is authorised to ensure the production of a deposit declared to be commercial is set at twenty-five (25) years if the exploitation is for deposits of Crude Petroleum and thirty (30) years if the exploitation is for deposits of Dry Gas, starting from the date of granting of the corresponding Exploitation Authorisation.
Upon the expiration of the initial period of exploitation defined hereinabove, the Exploitation Authorisation may be renewed for an additional maximum period of ten (10) years upon an application by Contractor providing supporting information submitted to the Minister at least one (1) year prior to said expiration, provided that the Contractor has fulfilled all his contractual obligations during the initial exploitation period and that he proves that additional commercial production from the Exploitation Perimeter remains possible during the additional period applied for.
9.12For any deposit having given rise to the granting of an Exploitation Authorisation, the Contractor must, without prejudice to the provisions of Article 21 here below, carry out at his own expense all appropriate and necessary Petroleum Operations to place the deposit into exploitation, in conformity with the adopted development and production programme.
However if the Contractor believes, on the basis of technical knowledge acquired on such deposit, and can make the accounting proof during the course of the development and production programme or during the course of exploitation that producing from such deposit cannot be, or can no longer be, commercially profitable, even though the discovery well and the appraisal works have led to the granting of an Exploitation Authorisation pursuant to this Contract, the Minister undertakes to not obligate the Contractor to pursue the works and to explore with the Contractor, to the extent possible, technical and economic improvements which would permit the Contractor to consider the profitable exploitation of said deposit. In the case where the Contractor decides not to pursue the exploitation works and if the Minister asks him to, the Contractor shall surrender the relevant Exploitation Authorisation and the rights which are attached thereto.

9.13The Contractor may at any time, subject to so notifying the Minister in writing with an advance notice of at least six (6) months, surrender totally or in part an Exploitation Authorisation, provided that he has satisfied all obligations provided for in this Contract.

9.14The Contractor undertakes for the duration of the Exploitation Authorisations to produce annually quantities of Hydrocarbons from each deposit according to generally accepted norms in the international petroleum industry in taking principally into consideration the rules for the proper conservation of deposits and the optimal recovery of the reserves of Hydrocarbons under economic conditions for the duration of the relevant Exploitation Authorisations.

9.15The ceasing of production of a deposit for a duration greater than six (6) consecutive months, decided upon by the Contractor without the consent of the Minister, may lead to the cancellation of this Contract within the terms set forth in Article 25 here below.

9.16The Minister may place the Contractor on notice by registered letter with return receipt to remedy the following shortcomings within a time period of three (3) months, if the latter, without duly justified reasons has not submitted an application for an Exploitation Authorisation within the time period referred to in Article 9.4 hereinabove.
If the Contractor has not remedied the above shortcomings within the mentioned time period, the Minister may then demand that he relinquish immediately and without compensation all his rights within the presumed boundaries of said discovery, including the Hydrocarbons which could be produced from it.
The State may then carry out all works of appraisal, development and production of such discovery upon condition however that it does not cause damage to the performance of the Petroleum Operations of the Contractor in the Exploration Perimeter or any Exploitation Perimeter governed by the Contract.

ARTICLE 10: RECOVERY OF PETROLEUM COSTS AND PRODUCTION SHARING
10.1From the commencement of regular Hydrocarbons production carried out pursuant to an Exploitation Authorisation or an early production authorisation, that production shall be shared and sold in accordance with the provisions hereafter.

10.2For the recovery of Petroleum Costs, the Contractor shall freely retain each Quarter, and for each Exploitation Authorisation, a share of total production equal to fifty-five percent (55%) for Crude Petroleum and sixty-two percent (62%) for Dry Gas, calculated on total production which is not utilised for Petroleum Operations, nor wasted, or, if applicable, a lower percentage of production, or only a lower percentage which would be necessary and would suffice.
The value of the share of total production allocated for the petroleum cost recovery of the Contractor as defined in the preceding subparagraph shall be calculated in accordance with the provisions of Articles 14 and 15 here below.
In the course of a Calendar Year, should the Petroleum Costs not yet recovered by the Contractor pursuant to the provisions of this Article 10.2 exceed the equivalent in value of fifty-five percent (55%) with respect to Crude Petroleum and sixty-two percent (62%) with respect to Dry Gas, of the total production calculated as indicated hereinabove, the excess which cannot be recovered for the Calendar Year under consideration shall be carried forward to the following Calendar Year(s) until full recovery of Petroleum Costs or the termination of this Contract. The recovery of Petroleum Costs for any Quarter shall be scheduled in the order stipulated in the Accounting Procedure.

10.3The volume of Hydrocarbons, related to the Exploitation Authorisation, which remains for each Quarter after the Contractor has taken from total production the share necessary to the recovery of Petroleum Costs under the provisions of Article 10.2 hereinabove, shall be shared between the State and the Contractor in the following manner, in the ratio of the applicable figure for the ratio “R” defined as follows::

Value of “R”	Share of the State	Share of the Contractor
Less than 1	31%	69%
Greater than or equal to 1 and less than 1.5	33%	67%
Greater than or equal to 1.5 and less than 2	35%	65%
Greater than or equal to 2 and less than 2.5	37%	63%
Greater than or equal to 2.5 and less than 3	39%	61%
Greater than or equal to 3	42%	58%

For the application of this Article, the ratio “R” means to the ratio of “Cumulative Net Revenue” of Contractor over “Cumulative Investments” in the Exploitation Perimeter, where:
“Cumulative Net Revenue” means the sum, calculated from the Effective Date until the end of the preceding Quarter, of the value of Hydrocarbons obtained by Contractor pursuant to the provisions of Articles 10.2 and 10.3 hereinabove; less the Exploitation Petroleum Costs incurred by the Contractor, as such are defined and determined under the provisions of the Accounting Procedure.
“Cumulative Investments” means the sum, from the Effective Date up until the end of the preceding Quarter, of the Exploration Petroleum Costs and the Development Petroleum Costs incurred by the Contractor as defined and determined under the provisions of the Accounting Procedure.

10.4The State may receive its share of production defined in Article 10.3 hereinabove, either in kind, or in cash.

10.5If the State wishes to receive in kind all of part of its share of production defined in Article 10.3 hereinabove, the Minister shall advise the Contractor in writing not less than ninety (90) days prior to the commencement of the relevant Quarter and specify the exact quantity it wishes to receive in kind during said Quarter and the modalities of delivery, which must be specified in the lifting contract.
For this purpose, it is agreed that the Contractor shall not commit to the sale of a part of the State production, for a term which exceeds one hundred and eighty (180) days, unless he shall have obtained the written consent of the Minister.
10.6If the State wishes to receive in cash all or part of its share of production specified in Article 10.3 hereinabove, or if the Minister has failed to notify the Contractor of its decision to take a portion of the State’s production in kind in accordance with Article 10.5 hereinabove, the Contractor is obligated to sell the State share of production which the State wishes to take in cash during the relevant Quarter, and to proceed with the liftings of such share in the course of such Quarter, and to pay the State within thirty (30) days following each lifting, an amount equal to the quantity corresponding to the portion of the State production share, multiplied by the sale price F.O.B., after deduction of the costs attributable to such sales.

The Minister shall be entitled to request the settling of the sales of the State share of production effected by the Contractor either in Dollars or in any other convertible currency in which the transaction took place.
ARTICLE 11: TAX REGIME
11.1Each of the entities which make up the Contractor shall be subject to the Industrial and Commercial Income Tax levied on the net profits earned in relation to the Petroleum Operations in accordance with Articles 66 to 74 of the Crude Hydrocarbons Code and the provisions of the Accounting Procedure found in Appendix 2 of this Contract.
The rate of this tax is set at twenty-seven percent (27%) for the entire duration of the Contract such as defined in Article 2.2 hereinabove.
For the purposes of setting the amount of the Industrial and Commercial Income Tax, the value of Hydrocarbons sold by the Contractor under Articles 10.2 and 10.3 hereinabove to be included in net taxable profit shall be established in accordance with the provisions of Article 14 here below.
11.2Without prejudice to the provisions of Article 21 here below, the Contractor shall pay to the State the following surface rentals:

a)four Dollars ($4) per square kilometre and per year during the exploration period;
b)one hundred seventy Dollars ($170) per square kilometre and per year during the validity of the Exploitation Authorisation.
The surface rentals referred to in paragraphs a), b) and c) hereinabove shall be paid in advance and per year, not later than the first day of each Contract Year, for the entire Contract Year, according to the extent of the Exploration Perimeter held by the Contractor upon the due date of said rentals.
The surface rental relative to an Exploitation Authorisation shall be paid in advance and per year, at the beginning of each Calendar Year following the granting of the Exploitation Authorisation or for the Calendar Year of said grant, within thirty (30) days of the date of the grant, prorated over time for the remaining duration of the current Calendar Year, according to the extent of the Exploitation Perimeter upon such date.
In the case of relinquishment of the surface during the course of a Calendar Year or during the course of an event of Force Majeure, the Contractor shall have no right to any reimbursement of surface rentals already paid.
The amounts referred to in this Article 11.2 are not considered recoverable Petroleum Costs under the provisions of Article 10.2 hereinabove, nor are they considered as deductible costs for setting the basis of the Industrial and Commercial Income Tax in accordance with Article 76 of the Crude Hydrocarbons Code.
11.3The Contractor shall be subject to taxes and fees as well as to withholdings at source and other tax obligations applicable to contractors pursuant to Title VI of the Crude Hydrocarbons Code.
11.4The subcontractors of the Contractor as well as the personnel of the Contractor and of his subcontractors shall be subject to the generally applicable tax provisions, subject to the provisions of Title VI of the Crude Hydrocarbons Code which are applicable to them.
11.5The shareholders of the entities making up the Contractor and their Affiliated Companies shall benefit from the exemptions provided for in Article 86 of Title VI of the Crude Hydrocarbons Code.

11.6Except for taxes, fees and dues provided in Title VI of the Crude Hydrocarbons Code, for special taxes related to the utilisation of drinking water or of irrigation water provided for in

Article 6 .4 hereinabove, for the surface rentals provided for in Article 11.2 hereinabove, for the bonuses provided for in Article 13 here below and for the payment referred to in Article 12.2 here below, the Contractor shall not be subject to any tax, fees, royalties, payments and contributions of any nature whatsoever, be they national, regional or municipal, either in effect now or in the future, which may burden the Petroleum Operations, and of any revenue derived therefrom or more generally, the property, the activities or action of the Contractor, including its facility, its money transfers, and its operation in implementation of this contract, provided, however, that these exemptions are only applicable to Petroleum Operations.

Pursuant to Article 83-2º of the Crude Hydrocarbons Code, the rendering of services directly related to Petroleum Operations shall, in particular, be subject to VAT at the rate of zero, when the service rendered, the right transferred or the item rented are reused or exploited in Mauritania, pursuant to Article 177 B of the General Tax Code.
The foregoing exemptions in this Article do not cover services actually rendered to Contractor by public Mauritanian administrations and local governmental departments or units. However, the tariffs levied in such cases on the Contractor, its subcontractors, transporters, customers and agents must be reasonable in relation to the services rendered and must not exceed the tariffs generally applicable for these same services by the same public Mauritanian administrations and local governmental departments or units. The cost of these services shall be considered recoverable Petroleum Costs in accordance with Article 10.2 of this Contract.
ARTICLE 12: PERSONNEL
12.1From the beginning of the Petroleum Operations, the Contractor undertakes to ensure the employment on a priority basis, with equal qualification, of Mauritanian personnel and to contribute to the training of such personnel, in order to allow their accession to all employment as qualified workers, supervisors, management, engineers and directors.

To this end, the Contractor shall establish in agreement with the Ministry at the end of each Calendar Year, a recruitment plan of Mauritanian personnel and a plan for training and skills improvement in order to attain a greater and greater participation of Mauritanian personnel in the Petroleum Operations.

12.2The Contractor must also contribute to the training and skills improvement of the agents of the Ministry and to the other purposes referred to in Article 80 of the Crude Hydrocarbons Code, according to a plan established by the Ministry at the end of each Calendar Year.
To this end, the Contractor shall pay to the State, for said training and job skills improvement plan, an amount of three hundred thousand Dollars ($300,000) per Calendar Year during the validity of the Exploration Authorisation, and, starting from the granting of an Exploitation Authorisation, an amount of six hundred thousand Dollars ($600,000) per Calendar Year. The above-cited payments shall be considered to be non-recoverable Petroleum Costs with respect to the provisions of Article 10.2 hereinabove but as deductible charges on the Industrial and Commercial Income Tax in conformity with Article 82 of the Crude Hydrocarbons Code.

ARTICLE 13: BONUSES

13.1The Contractor shall the State a signature bonus in the amount of one million Dollars ($1,000,000) within the thirty (30) days after the Effective Date.

13.2Moreover, the Contractor shall pay to the State the following production bonuses:

a)six million Dollars ($6,000,000) when the regular commercial production of Hydrocarbons extracted from the Exploitation Perimeter(s) reaches for the first time an average rate equal to twenty-five thousand (25,000) Barrels of Crude Petroleum per day during a period of thirty (30) consecutive days;
b)eight million Dollars ($8,000,000) when the regular commercial production of Hydrocarbons extracted from the Exploitation Perimeter(s) reaches for the first time an average rate equal to fifty thousand (50,000) Barrels of Crude Petroleum per day for a period of thirty (30) consecutive days;
c)twelve million Dollars ($12,000,000) when the regular commercial production of Hydrocarbons extracted from the Exploitation Perimeter(s) reaches for the first time an average rate equal to one hundred thousand (100,000) Barrels of Crude Petroleum per day for a period of thirty (30) consecutive days;

d)twenty million Dollars ($20,000,000) when the regular commercial production of Hydrocarbons extracted from the Exploitation Perimeter(s) reaches for the first time an average rate equal to one hundred fifty thousand (150,000) Barrels of Crude Petroleum per day for a period of thirty (30) consecutive days.
Each of the sums referred to in paragraphs a), b), c) and d) hereinabove shall be paid within the thirty (30) days following the above-cited period of reference.
13.3The sums referred to in Articles 13.1 and 13.2 hereinabove shall not be considered as recoverable Petroleum Costs with respect to the provisions of Article 10.2 hereinabove, nor considered to be deductible charges for the determination of the Industrial and Commercial Income Tax pursuant to Article 79 of the Crude Hydrocarbons Code.

ARTICLE 14: PRICE AND MEASUREMENT OF HYDROCARBONS
14.1The unitary market price of the Crude Petroleum used in consideration for purposes of Articles 10 and 11 hereinabove shall be the “Market Price” F.O.B. the Delivery Point, expressed in Dollars per Barrel, as determined here below for each Quarter.
A Market Price shall be established for each type of Crude Petroleum or blend of Crude Petroleums.

14.2The Market Price applicable to Crude Petroleum lifted in the course of a Quarter shall be calculated at the end of each Quarter under consideration, and shall be equal to the weighted average of prevailing prices obtained by the Contractor and the State in the course of their sale of Crude Petroleum to Third Parties in the course of the Quarter under consideration, adjusted as appropriate to reflect differentials in quality and density, and on the terms of F.O.B. delivery and payment terms provided the quantity sold in such manner to Third Parties in the course of the Quarter under consideration corresponds to no less than thirty percent (30%) of the total of the volumes of Crude Petroleum extracted from the Exploitation Perimeters existing under this Contract, taken as a whole, and sold in the course of the said Quarter.

14.3If such Third Party sales do not take place during the Quarter under consideration, or if they constitute less than thirty percent (30%) of the total of the quantities of Crude Petroleum of the Exploitation Perimeter granted under the present Contract taken as a whole and sold in the course of the said Quarter, the Market Price shall be arrived at by comparison with the “Current

International Market Price” for the Quarter under consideration of the qualities of Crude Petroleum produced in Mauritania and in neighbouring producing countries, taking into account differentials of quality, density, transport and terms of payment.

“Current International Market Price” shall be a reference price based on Dated Brent prices, as such are published in “Platt’s Crude Oil Marketwire” or similar internationally recognised publication, averaged for the month(s) during which sales were made and adjusted for differences in quality, API gravity, terms of FOB delivery and payment terms. If Dated Brent is replaced by another internationally recognised reference crude, the published quotes of the replacement crude shall be used instead.
14.4In particular the following transactions are not taken into account in calculating the Market Price of the Crude Petroleum:
a)Sales in which the buyer is an Affiliated Company of the seller as well as sales between entities making up the Contractor;
b)Sales which include some consideration other than payment in freely-convertible currency or sales attributable in whole or in part to motivations other than the usual economic incentives attached to sales of Crude Petroleum on the international market (such as barter contracts, sales from government to government or to governmental units).
14.5A committee presided over by the Minister or his delegate and including other representatives of the State and those of the Contractor shall meet at the request of its president, at the end of each Quarter, to establish, according to the stipulations of this Article 14, the Market Price of the Crude Petroleum produced, applicable to the Quarter elapsed. The decisions of the committee shall be by unanimous vote.
If no agreement can be reached by the committee on a decision within a time period of thirty (30) days after the end of the relevant Quarter, the Market Price of the Crude Petroleum produced shall be definitively determined by an expert of international reputation, appointed by agreement of the Parties, or, if such agreement is not reached, by the International Centre for Expertise of the International Chamber of Commerce. The expert shall establish the price according to the stipulations of this Article 14 within a time period of twenty (20) days after his appointment. The costs of expertise shall be shared equally between the Parties.
14.6While awaiting the determination of the price, the Market Price provisionally applicable to a Quarter shall be the Market Price of the preceding Quarter. Any necessary adjustment shall be made not later than thirty (30) days after the determination of the Market Price for the Quarter under consideration.

14.7The Contractor shall measure all the Hydrocarbons produced after extraction of water and connected substances, in utilising, with the consent of the Ministry, the instruments and procedures in conformity with the methods in force in the international petroleum industry. The Ministry shall have the right to examine such measures and to check the instruments and procedures utilised.
If during the course of exploitation the Contractor wishes to modify such instruments and procedures, he must obtain the prior consent of the Ministry.
If, during the course of an inspection carried out by the Ministry, it is verified that the measuring instruments are inaccurate and exceed the acceptable tolerances, and that this condition of fact is confirmed by an independent expert, the inaccuracy in question shall be considered as having existed for half of the period since the preceding inspection, unless a different period is demonstrated. The accounting of the Petroleum Costs and the shares of production and liftings of the Parties shall be the subject of appropriate adjustments within thirty (30) days following receipt of the expert’s report.
14.8For Dry Gas, the provisions of this Article 14 shall apply mutatis mutandis, subject to the provisions of Article 15 here below.

ARTICLE 15: NATURAL GAS
Non-Associated Natural Gas
15.1In the case where the discovery referred to in [Article 9.1] hereinabove concerns a deposit of Non-Associated Natural Gas[ for which the Contractor has undertaken to carry out works pursuant to this Contract hereinabove, the Minister and the Contractor shall jointly carry out, in parallel with the works on the discovery in question pursuant to Article 4.1 , a market study intended to evaluate the possible market outlets for such Natural Gas, both on the local and the export markets, as well as the means necessary for its marketing, and shall consider the possibility of a joint marketing of their shares of production. The study shall in particular determine the quantities for which sale on the local market can be assured as a fuel or as a raw material, the facilities and arrangements necessary for the sale of such Natural Gas to the utilising enterprises or to the entity of the State in charge of its distribution, as well as the discounted price which shall be determined pursuant to the principles set forth in Article 15.8 here below.
If following the evaluation of a discovery of Non-Associated Natural Gas, it is shown that the development requires specific economic terms in order to make it economically viable in the opinion of each of the two Parties, the Parties may agree, on an exceptional basis, on said terms.
15.2In the case where the Parties should decide to jointly exploit such Natural Gas in order to supply the local market, or in the case where the Contractor should decide to exploit it for export, the latter shall submit, prior to the end of the Exploration Authorisation, an application for an Exploitation Authorisation which the Minister shall grant within the terms set forth in Article 9.6 hereinabove.
The Contractor shall then proceed with the development and the production of such Natural Gas pursuant to the development and production programme submitted to the Minister and approved by the latter within the terms provided for in Article 9.5. The provisions of this Contract applicable to Crude Petroleum shall apply mutatis mutandis to the Natural Gas, subject to the special provisions provided for in Articles 15.7 to 15.9 here below.
In the case where the production is intended in whole or in part for the local market, a supply contract shall be entered into, under the supervision of the Minister, between the Contractor and the enterprise of the State responsible for the distribution of the gas. The Contract shall define the obligations of the parties in the matter of delivery and lifting of the commercial gas and may contain a clause obligating the purchaser to pay a portion of the price in the event of a default in the lifting of the contractual quantities.
15.3If an application for an Exploitation Authorisation has not been submitted within the time periods allowed for in Article 9.5 hereinabove, the surface comprising the extent of the deposit of Non-Associated Natural Gas shall be, upon the request of the Minister, relinquished to the State, which shall be able to undertake for its own account all works of placement into exploitation of the deposit in question.

Associated Natural Gas
15.4In the event of a discovery of a commercially exploitable deposit of Crude Petroleum containing Associated Natural Gas, the Contractor shall indicate in the report provided for in Article 9.2 hereinabove whether he considers that the production of such Associated Natural Gas is likely to exceed the quantities necessary for the purposes of Petroleum Operations relative to the production of Crude Petroleum, including therein the operations of reinjection, and whether it considers that such excess is likely to be produced in marketable quantities. In the case where the Contractor will have advised the Minister of such an excess amount, the Parties shall jointly evaluate the possible markets for such excess amount, both on the local and the export markets, including therein the possibility of a joint marketing of their shares of production of such excess amount as well as the means necessary for its marketing.
In the case where the Parties should agree to exploit the excess amount of the Associated Natural Gas, or in the case where the Contractor should decide to exploit such amount for export, the Contractor shall indicate in the development and production programme referred to in Article 9.5 hereinabove the additional facilities necessary for the development and exploitation of such excess amount and his estimate of the costs pertaining thereto.
The Contractor must then proceed with the development and the exploitation of such excess amount pursuant to the development and production programme submitted and approved by the Minister within the terms set forth in Article 9.5 hereinabove, and the provisions of this Contract applicable to the Crude Petroleum shall apply mutatis mutandis to the excess quantity of Natural Gas, subject to the special provisions set forth in Articles 15.7 to 15.9 here below.
A similar procedure to that described in the paragraph hereinabove shall be followed if the marketing of the Associated Natural Gas is decided upon during the course of the exploitation of a deposit.
15.5In the case where the Contractor should decide not to exploit the excess amount of Associated Natural Gas and if the State should at any time desire to utilise it, the Minister shall so advise the Contractor, in which case:
a)The Contractor shall freely place at the disposal of the State all or a portion of the excess amount which the State desires to lift, at the exit point of the separation facilities;
b)The State shall be responsible for the collection, the processing, compression and transport of such excess amount from the above-mentioned separation facilities, and shall bear all additional costs pertaining thereto;
c)The construction of the facilities necessary for the operations referred to in paragraph b) hereinabove, as well as the lifting of the excess amount by the State, shall be accomplished pursuant to good oilfield practices in the international petroleum industry and in such a manner so as not to impede production, lifting and transport of the Crude Petroleum by the Contractor.

15.6    Any excess amount of Associated Natural Gas which is not utilised within the framework of Articles 15.4 and 15.5 hereinabove must be reinjected by the Contractor, unless Contractor technically demonstrates that such reinjection would result in a reduction of maximum oil recovery, in which case Contactor shall be authorised to flare said excess and shall be subject to the penalty provided for in Article 6.4.

Common Provisions
15.6The Contractor shall have the right to dispose of his share of production of Natural Gas, pursuant to the provisions of this Contract. He shall also have the right to proceed with the separation of liquids of all Natural Gas produced, and to transport, store, as well as to sell on the local or export market his share of the liquid Hydrocarbons thus separated, which Hydrocarbons shall be considered as Crude Petroleum for purposes of their sharing between the Parties according to Article 10 hereinabove.

15.7For purposes of this Contract, the Market Price of the Natural Gas, expressed in Dollars per million of BTU, shall be equal:
a)To the price obtained from buyers with regard to export sales of Natural Gas to Third Parties;
b)With regard to sales on the local market of the Natural Gas as a fuel, to a price to be mutually agreed upon between the Minister or the national entity in charge of the distribution of gas on the local market, and the Contractor, on the basis in particular of the market rate of a fuel substitute for Natural Gas.

15.8For purposes of the application of Articles 10.2, 10.3 and 13.2 hereinabove, the quantities of Natural Gas available after deduction of quantities reinjected, flared and those utilised for purposes of the Petroleum Operations shall be expressed in number of Barrels of Crude Petroleum such that one hundred sixty-five (165) cubic meters of Natural Gas measured at a temperature of 15.6 °C and at an atmospheric pressure of 1.01325 bars are deemed to be equal to one (1) Barrel of Crude Petroleum, except as otherwise agreed between the Parties.

ARTICLE 16: TRANSPORT OF HYDROCARBONS BY PIPELINES

16.1The Contractor shall have the right, for the validity term of the Contract and within the terms defined in Title V of the Crude Hydrocarbons Code, to process and transport within its own facilities inside of the territory of Mauritania and to cause to be processed and transported, while retaining ownership, the products resulting from its exploitation activities or its share of such products, to points of storage, processing, lifting, or gross consumption.

16.2In the case where agreements having as their purpose to permit or to facilitate transport by pipelines of Hydrocarbons through other states should come to be agreed upon between such states and the Mauritanian State, the latter shall grant to the Contractor without discrimination all the benefits which could result from the execution of such agreements.

16.3Within the framework of its transport operations, the Contractor shall benefit from the rights and shall be subject to the obligations provided for in Title V of the Crude Hydrocarbons Code.

ARTICLE 17: OBLIGATION FOR SUPPLYING THE DOMESTIC MARKET
17.1The Contractor has the obligation of participating in meeting the needs of domestic consumption of Hydrocarbons, except for exports of petroleum products, pursuant to the provisions of Article 41 of the Crude Hydrocarbons Code.

17.2The Minister shall notify the Contractor in writing, not later than the 1st of October of each Calendar Year, the quantities of Hydrocarbons which the State chooses to purchase pursuant to this Article, during the course of the following Calendar Year. The deliveries shall be made, to the State or to the person designated by the Minister, by quantities and at regular time intervals during the course of said Year, according to terms set by agreement of the parties.

17.3The price of the Hydrocarbons so sold by the Contractor to the State shall be the Market Price established according to the provisions of Articles 14 and 15.8 hereinabove; it shall be payable to the Contractor in Dollars within sixty (60) days from the date of delivery. A sales contract shall be entered into between the State and the Contractor which shall establish payment procedures and pertaining guarantees.

ARTICLE 18: IMPORTATION AND EXPORTATION

18.1The Contractor shall have the right to import into Mauritania, for its account or for that of its subcontractors, all merchandise, materials, machines, equipment, spare parts and consumable materials necessary for the proper execution of Petroleum Operations and specified in a customs list established by the Ministry, upon the proposal of the Contractor, pursuant to Article 92 of the Crude Hydrocarbons Code.
It is understood that the Contractor and his subcontractors undertake to proceed with the importing defined hereinabove only to the extent that said materials and equipment are not available in Mauritania upon equivalent conditions in terms of price, quantity, quality, terms of payment and time period for delivery.

18.2The imports and re-exports of the Contractor and of his subcontractors are subject to the customs regime set forth in Articles 90 to 96 of the Crude Hydrocarbons Code.

18.3The Contractor, his clients and their transporters shall have, for the duration of the Contract, the right to freely export at the point of exportation chosen for such purpose, free of all customs duties and taxes and at any time whatsoever and pursuant to the provisions of the Crude Hydrocarbons Code, the portion of Hydrocarbons to which the Contractor is entitled according to the provisions of the Contract, after deduction of all deliveries made to the State pursuant to Article 17. However, the Contractor undertakes, at the request of the State, not to sell the Hydrocarbons produced in Mauritania to countries declared hostile to the State.

ARTICLE 19: FOREIGN EXCHANGE

19.1The Contractor shall benefit from the rights and is subject to the obligations provided for in Title VII of the Crude Hydrocarbons Code in matters of control of foreign exchange and of protection of investments.

ARTICLE 20: BOOK-KEEPING, MONETARY UNIT, ACCOUNTING

20.1The records and books of account of the Contractor shall be kept according to the accounting rules generally utilised in the international petroleum industry, pursuant to the regulations in force and with the Accounting Procedure defined in Appendix 2 of this Contract.

20.2The records and books of account shall be kept in the English language and denominated in Dollars. They shall be fully supported by detailed documentation proving the expenses and receipts of the Contractor with respect to this Contract.
Such records and books of account shall be utilised in particular to determine Petroleum Costs, and the net profits of the Contractor subject to the Industrial and Commercial Income Tax pursuant to Articles 66 et seq of the Crude Hydrocarbons Code. They must contain the accounts of the Contractor highlighting the sales of Hydrocarbons under the terms of this Contract.
For informational purposes, the accounting of profits and balance sheets shall be kept in Ouguiyas.

20.3The originals of the records and accounting books referred to in Article 20.1 hereinabove can be kept at the central headquarters of the Contractor, up until the Contractor is granted the first Exploitation Authorisation, with at least one copy in Mauritania. Starting from the month during the course of which such Exploitation Authorisation is granted to the Contractor, the originals of said records and accounting books as well as the supporting documents pertaining thereto shall be kept in Mauritania.

20.4The Minister, after having informed the Contractor in writing, may cause to have the records and books of account relative to the Petroleum Operations examined and verified by auditors of his choice or by his own agents, according to the terms specified in the Accounting Procedure. He shall have a period of three (3) years following the end of a given Calendar Year to carry out the examinations or verifications concerning said Calendar Year and present to the Contractor his objections for any contradictions or errors noted at the time of such examinations or verifications. The Parties may agree to extend this time period by one additional year if special circumstances so justify it.
For Petroleum Costs incurred before the first year of production of Hydrocarbons, the time period of verification and of rectification is extended to the end of the second Calendar Year following the Calendar Year during which the first lifting of Hydrocarbons takes place.
The Contractor is required to furnish all necessary assistance to persons appointed by the Minister for this purpose and to facilitate the services they are rendering. The reasonable expenses for examination and of verification shall be reimbursed to the State by the Contractor and shall be considered to be recoverable Petroleum Costs according to the provisions of Article 10.2 hereinabove.

20.5The sums due to the State or to the Contractor shall be payable in Dollars or in a convertible currency chosen by common agreement between the Parties.
In the event of a delay in payment, the sums due shall bear interest at the Central Bank Rate +5% starting from the day that they should have been paid up until their payment, with monthly compounding of interest if the payment is more than thirty (30) days late.

ARTICLE 21: PARTICIPATION OF THE STATE
21.1The State shall acquire on the Effective Date, through the National Enterprise (Société Mauritanienne des Hydrocarbures – SMH) referred to in Article 6 of the Crude Hydrocarbons Code, a carried interest of ten percent (10%) in the rights and obligations of the Contractor in the Exploration Perimeter (the “Carried Interest”). The entities of the Contractor, other than the National Enterprise, shall finance the share of the latter in all Petroleum Costs corresponding to the exploration Petroleum Operations including therein the evaluation/assessment of discoveries incurred in the Exploration Perimeter, during the entire duration of the Exploration Authorisation which is the subject of Article 3 hereinabove.
Additionally, to assist the National Enterprise with capacity building the Contractor, other than the National Enterprise, will advance to the National Enterprise, for each Calendar Year during the exploration period until first production is achieved from an Exploration Perimeter, an annual amount of three hundred fifty thousand Dollars ($350,000) reimbursable by the National Enterprise in the event there is exploitation from the Exploration Perimeter. The Contractor will not be subject to any tax or charge of any nature on account of this reimbursement or any gains resulting therefrom. The method of reimbursement of these amounts will be as specified in the joint ownership agreement (JOA).

The National Enterprise, as an entity of the Contractor, shall benefit on account of and pro rata to its participation (including by any additional Non-Carried Participation as defined in Article 21.9 (a) here below, where applicable) from the same rights and benefits and is subject to the same obligations as the other members of the Contractor, subject to the provisions of this Article 21.

21.2The State shall have the option to acquire, through the National Enterprise, a participation in the Petroleum Operations in any Exploitation Perimeter resulting from the Exploration Perimeter within the limits indicated in Article 21.3 here below for its own purposes (the “State Retained Interest”).
In such case, the National Enterprise shall be the beneficiary, on account of and pro rata to its participation, of the same rights and subject to the same obligations as those of the Contractor defined in this Contract, subject to the provisions of this Article 21.
In order to avoid any ambiguity, the participation of the State in the Exploration Perimeter shall continue to be carried by the entities of the Contractor pursuant to the provisions of Article 21.1 hereinabove.

21.3In the case of the exercise by the State of the option of participating in an Exploitation Perimeter mentioned in Article 21.2 hereinabove, such participation may not be less than ten percent (10%) and may not exceed fourteen percent (14%).

21.4Not later than six (6) months starting from the date of the grant of an Exploitation Authorisation, the Minister must notify the Contractor in writing of the decision of the State to exercise its option to participate by specifying the percentage chosen within the limit set forth in Article 21.3 hereinabove.
Said participation shall take effect starting from the date of receipt of notification of the exercise of the option of the State.
In order to avoid any ambiguity, except by Non-Carried Participation as defined in Article 21.9 (a) here below (where applicable), the State shall have no participation in Petroleum Operations in any Exploitation Perimeter from the Exploration Perimeter if he does not exercise the option[s] mentioned in Article 21.2 hereinabove.
21.5Starting from the effective date of its participation, which is the subject of Articles 21.2 to 21.4 hereinabove, the State shall finance the Petroleum Costs in the relevant Exploitation Perimeter pro rata to its participation.
The State shall reimburse to the entities of the Contractor, other than the National Enterprise, in accordance with Article 21.6 here below, pro rata to its participation, the Petroleum Costs not yet recovered relative to said Exploitation Perimeter and incurred since the Effective Date (with the exclusion of exploitation Petroleum Costs (OPEX) and financing costs), up until the date of receipt of notification referred to in Article 21.4 hereinabove.

The Contractor shall not be subject to any tax of any type whatsoever, by reason of such reimbursements and/or any reimbursement pursuant to Article 21.9 or possible added value pertaining thereto.
21.6The State shall assign and shall continue to assign to the Contractor thirty percent (30%) of the share of production to which it is entitled from its participation and as recovery of Petroleum Costs pursuant to Article 10.2 hereinabove and the Accounting Procedure constituting Appendix 2, until the cumulative value of such transfers or reimbursements, appraised according to the provisions of Articles 14 and 15 hereinabove, is equal to one hundred fifteen percent (115%) of the Petroleum Costs prior to the Effective Date of the participation and referred to in the second paragraph of Article 21.5 hereinabove.

21.7In order to remove any ambiguity, the reimbursement of the exploration Petroleum Costs stipulated in Articles 21.5 and 21 .6 hereinabove does not in any way include the sums paid by the Contractor with respect to Article 13 of this Contract.

21.8The reimbursements which will be made by the State with respect to the provisions of Articles 21.5 and 21.6 hereinabove, shall be paid in kind by the State which shall transfer to the entities of the Contractor, other than the National Enterprise, each Quarter at the Delivery Point the percentage of its quarterly share of production of Hydrocarbons stipulated in said Articles.
However, the State reserves the option to make said reimbursements in Dollars for which the payment in full must take place within a time period of ninety (90) days starting from the effective date of the participation referred to in Article 21.4 hereinabove.
In the event that the payment of all said reimbursements within the time periods provided hereinabove does not take place, the reimbursement in kind such as referred to in Articles 21.5 and 21.6 hereinabove shall apply.

21.9
(a)    In addition to the State's participation as it is described in Articles 21.1 and 21.3 hereinabove, throughout the exploration period and within four (4) months after the date an Exploitation Authorisation is granted (“the Option Period”), the State may, through the National Enterprise and by written notice by the Minister to the Contractor, acquire an additional non-carried participation of up to fifteen percent (15%) (the “Non-Carried Participation”).

(b)The State shall reimburse to the entities of the Contractor, other than the National Enterprise, pro rata to the Non-Carried Participation, the related and incurred Petroleum Costs that have not yet been recovered since the Effective Date, up until the date the notification from the State of its choice to acquire the Non-Carried Participation is received (this date being the “Date of Notification of Non-Carried Participation”). In order to make this participation effective, these Petroleum Costs must be reimbursed within sixty (60) days of the Date of Notification of Non-Carried Participation. The State's participation in the Non-Carried Participation will take effect retrospectively from the Date of Notification of Non-Carried Participation once the Petroleum Costs cited above have been reimbursed. Starting from the Date of Notification of Non-Carried Participation, the State shall finance the Petroleum Costs pro rata to the Non-Carried Participation assumed.

If definitive conditions are agreed for the transfer of all or part of the Non-Carried Participation acquired by the National Enterprise to a proposed third-party assignee, the other entities of the Contractor surrender any rights of first refusal over the assignment of this Non-Carried Participation that may be applicable by virtue of the joint ownership agreement (JOA). Notwithstanding the above, the Parties maintain their option to exercise their rights of first refusal in the case where all or part of the Non-Carried Participation is assigned by the National Enterprise to an assignee in an “economic” transaction (i.e., for purely financial compensation).
The practical methods of participation of the State stipulated in this Article 21 as well as the rules and obligations of the entities of the Contractor, including therein the National Enterprise, shall be determined in a joint ownership contract (JOA), substantially conforming to the AIPN model JOA, which shall be entered into between these entities and shall enter into force not later than ninety (90) days starting from the Effective Date. Said joint ownership agreement (JOA) shall be amended as necessary and in particular to take into account, if applicable, the exercise by the State of its participation, which is the subject of Articles 21.2 or 21.9 (a) hereinabove. An assignment of interest under this Contract is the subject of (and must take effect simultaneously to) an equivalent assignment of interest in accordance with the terms of the joint ownership agreement (JOA).
To avoid any ambiguity, with the exception of the surrender of the right of first refusal described in the second paragraph hereinabove, nothing in this Article 21 limits the rights that the entities of the Contractor may have by virtue of the joint ownership agreement JOA, including, without being limited to, any right that the entities of the Contractor may have by virtue of the JOA to refuse to consent to an assignment of any interest (including a Non-Carried Participation) to a proposed assignee, whether it is because of the proposed assignee's lack of financial capacity or technique, an incapacity to contract with the proposed assignee because of the applicable law, or otherwise.

21.10The National Enterprise, on the one hand, and the other entities making up the Contractor on the other hand, shall not be jointly and severally liable for the obligations resulting from this Contract vis-a-vis the State. The National Enterprise shall be individually responsible vis-à-vis the State for its obligations such as provided in this Contract. Any default of the National Enterprise to execute any of its obligations shall not be considered as a default of the other entities making up the Contractor and shall in no event be invoked by the State in order to cancel this Contract. The association of the National Enterprise to the Contractor, shall not under any circumstance cause void nor affect the rights of the other entities constituting the Contractor to have recourse to the arbitration clause provided in Article 28 here below.

ARTICLE 22: ASSIGNMENT

22.1The rights and obligations resulting from this Contract may not be assigned to a Third Party, wholly or in part, by any of the entities making up the Contractor, without the prior approval of the Minister.
If within the three (3) months following notification to the Minister of a proposed assignment accompanied by the necessary information to prove the technical and financial means of the assignee as well as the terms and conditions of assignment, the Minister has not given notice of his opposition with reasonable justification, such assignment shall be deemed to have been approved by the Minister.
Starting from the date of approval, the assignee shall acquire the status of a member of the Contractor and must satisfy the obligations imposed upon the Contractor by this Contract.
Each of the entities making up the Contractor may freely and at any time assign all or a portion of its interests under the Contract to an Affiliated Company or to another entity of the Contractor provided that the Minister is notified beforehand.

22.2Likewise, the Contractor, or any entity of the Contractor, shall be required to submit for prior approval of the Minister:

a)Any plan which would be likely to lead, in particular through a new allocation of capital stock, to a change of the direct control of the Contractor or of an entity comprising the Contractor. In particular the following shall be considered as elements of control of the Contractor, or of an entity comprising the Contractor: a change in the allocation of capital stock, the nationality of the majority shareholders, as well as the statutory provisions relative to the registered office and the rights and obligations attached to the company shares with respect to the majority required at the shareholder meetings. However, the transfers of company shares to Affiliated Companies may be freely made subject to prior declaration to the Minister for information and application of the provisions of Article 24.4 here below, if applicable. As for transfer of company shares to Third Parties, transfers shall not be subject to the approval of the Minister unless they result in the transfer of greater than thirty percent (30%) of the capital of the enterprise.
b)Any plan to pledge as security property and facilities earmarked for Petroleum Operations.
The plans referred to in paragraphs a) and b) shall be notified to the Minister. If within a time period of three (3) months, the Minister has not notified the Contractor or one of the entities in question of his opposition with reasonable justification to said plans, the plans shall be deemed approved.
22.3When the Contractor is made up of several entities, it shall furnish to the Minister, within the month following its signature, a copy of the joint ownership agreement (JOA) binding the entities and of all modifications which could be made to said agreement, in specifying the name of the enterprise appointed as Operator for the Petroleum Operations. Any change of Operator shall be submitted to the approval of the Minister, pursuant to the provisions of Article 6.2 hereinabove.
22.4The transfers made in violation of the provisions of this Article 22 shall be null and void.

ARTICLE 23: OWNERSHIP, USAGE AND ABANDONMENT OF PROPERTY

23.1The Contractor shall be the owner of property, moveable and immoveable, which he will have acquired for purposes of the Petroleum Operations, and shall retain the full usage thereof, as well as the right to export them or to transfer them to Third Parties during the entire term of the Contract, provided that the State may acquire for free, at the request of the Minister, all or a portion of the property belonging to the Contractor which will have been utilised for the Petroleum Operations and for which the acquisition costs will have been fully recovered pursuant to Article 10 hereinabove in the following cases:
a) Upon expiration, surrender or termination of this Contract;
b)In the event of surrender or of expiration of an Exploitation Authorisation, with regard to the works and facilities situated in the Exploitation Perimeter and the equipment earmarked exclusively for Petroleum Operations in the Exploitation Perimeter in question.
23.2Upon the expiration, surrender or termination of any Exploitation Authorisation, the Contractor must proceed with all operations necessary to rehabilitate its original condition in conformity with a Remediation Plan drawn up and financed within the following terms:
a)At least ninety (90) days after an approved deposit's commercial production, by virtue of a development programme, begins, unless otherwise agreed by the Parties before the end of this period, the Contractor shall prepare and submit to the Minister for approval a Remediation Plan of the site, in conformity with good oilfield practices of the international petroleum industry, which he proposes to carry out at the end of production operations, as well as the corresponding budget. Each Calendar Year the Contractor shall incorporate into the Remediation Plan the necessary revisions to take into account the changes of technical and financial parameters. The revised Remediation Plan shall become the new Remediation Plan which shall be taken into account for the calculation of the payments on the sequestered account;
b)The Remediation Plan shall include a detailed description of the works of removal and/or of securing of infrastructure such as the platforms, the storage facilities, the wells, pipes, gathering lines, etc., necessary for the protection of the environment and of persons;
c)The Minister may, in consultation with the Minister in charge of the Environment, propose revisions or modifications to the Remediation Plan, notifying the Contractor thereof in writing with all appropriate justifying supporting information, within the ninety (90) days following receipt of said Plan. The provisions of Article 5.2 hereinabove shall apply to said Plan with regard to its adoption. When the results acquired during the course of exploitation justify changes to the Remediation Plan, said Plan and the corresponding budget may be modified in conformity with the adoption procedure described here before;
d)For purposes of financing the operations set forth in the Remediation Plan, the Contractor shall open, a sequestered account with a top tier international banking establishment acceptable to the Minister, which he will fund starting from the Quarter following the adoption of the Remediation Plan via annual payments of amounts and according to a schedule determined in agreement with the Minister;
e)The funds paid into the sequestered account shall be treated as recoverable Petroleum Costs according to the terms set forth in Article 10.2 hereinabove, and shall be considered to be deductible charges for the determination of the tax on industrial and commercial profits. Such funds, as well as the interest received on the sequestered account, shall be earmarked exclusively for the payment of expenses linked to the operations of the Remediation Plan;
f)The Contractor shall notify the Minister, with an advance notice of one hundred eighty (180) days, of his intention to start up the operations set forth in the Remediation Plan, unless the Minister notifies Contractor within thirty (30) days following the above-cited opinion that:
(i) the exploitation of the deposit of the Exploitation Perimeter in question shall be pursued by the State or by a Third Party, or
(ii) the State wishes to retain the facilities for justifiable reasons.
In the two cases cited in i) and ii) hereinabove, the sequestered account shall be transferred to the successor responsible party and Contractor is relieved of all liability with regard to the Remediation Plan and the sequestered account pertaining to the deposit in question;
g)In the case where the expenses necessary for the execution of the Rehabilitation Plan are greater than the amount available in the sequestered account, the excess amount shall be entirely at the expense of the Contractor;
h)The Contractor shall pay to the State upon completion of Rehabilitation Plan any residual amount of the sequestered account not utilised for the carrying out of the Rehabilitation Plan and which will have been recovered under this Article 10.2 hereinabove.

ARTICLE 24: LIABILITY AND INSURANCE
24.1The Contractor shall indemnify and hold harmless any person, including the State, for any damage or loss that the Contractor, his employees or his subcontractors and their employees may cause to the person, property or rights of other persons, by reason of or during Petroleum Operations.
In the event the liability of the State is implicated by reason of or during the course of Petroleum Operations, the Minister must so advise the Contractor, who shall conduct the defence in this regard and shall indemnify the State for any sum which the latter is required to pay or any expense pertaining thereto which he has borne or which is incurred subsequent of a claim.
24.2The Contractor shall obtain and maintain in force, and shall cause his subcontractors to obtain and to maintain in force, all insurance coverages relative to Petroleum Operations of the type and amounts in use in the international petroleum industry, in particular (a) general third party liability coverage, (b) coverage for environmental risks pertaining to the Petroleum Operations, (c) coverage for employee work-related accidents (d) any other insurance coverage required by the regulations in force.
The insurance coverages in question shall be obtained from top tier insurance companies pursuant to the applicable regulations.
The Contractor shall provide the Minister with certifications proving the obtaining of insurance coverage and the maintenance in force of the above-cited insurance coverages.
24.3When the Contractor is made up of several entities, the obligations and responsibilities of the latter under this Contract shall be, without prejudice to the provisions of Article 21 hereinabove, joint and several with the exception of their obligations pertaining to the Industrial and Commercial Income Tax.

24.4If one of the entities of the Contractor assigns all or a portion of his rights and obligations in connection with this Contract to an Affiliated Company, whenever the latter displays a lower level of financial and technical qualification, the parent company shall submit for the approval of the Minister a commitment guaranteeing the proper execution of the obligations arising from this Contract.

ARTICLE 25: TERMINATION OF THE CONTRACT

25.1This Contract may be terminated, without compensation, in any of the following cases:
a)Serious and/or continued violation by the Contractor of the provisions of this Contract, of the Crude Hydrocarbons Code, or of the regulations in force applicable to the Contractor;
b)Failure to remit a bank guarantee pursuant to Article 4.6 hereinabove;
c)Delay of more than three (3) months of a payment due to the State;
d)Cessation of development works of a deposit for six (6) consecutive months without the consent of the Minister;
e)After the start-up of production on a deposit, cessation of his exploitation for a period of greater than six (6) months, decided upon by the Contractor without the consent of the Minister;
f)Non-execution by the Contractor within the time period prescribed by an arbitral award rendered pursuant to the provisions of Article 28 here below;
g)Bankruptcy, receivership or liquidation of the property of the Contractor.

25.2Except for the case set forth in subparagraph g) hereinabove, the Minister may only pronounce the forfeiture provided for in Article 25.1 hereinabove after having placed the Contractor on notice, by registered letter with return receipt, to remedy the violation in question within the allowed time period specified in the notice from the time of receipt of such.

25.3
If there is a failure by the Contractor to remedy the violation which was the subject of the termination notice within the time period allowed, the termination of this Contract may be pronounced.
Any dispute as to the justification of the termination of the Contract pronounced by the Minister is open to recourse to arbitration pursuant to the provisions of Article 28 here below. In such a case, the Contract shall remain in force until an arbitral award confirms the justifiability of such termination, in which case the Contract will definitively terminate..
The termination of this Contract shall automatically entail the withdrawal of the Exploration Authorisation and of the currently valid Exploitation Authorisations.

ARTICLE 26: APPLICABLE LAW AND STABILIZATION OF TERMS

26.1This Contract is governed by the laws and regulations of the Islamic Republic of Mauritania, supplemented by general principles of the laws of international commerce.

26.2The Contractor shall be subject at all times to the laws and regulations in force in the Islamic Republic of Mauritania.

26.3No legislative or regulatory provision occurring after the Effective Date of the Contract may be applied to the Contractor which would have as a direct or an indirect effect to diminish the rights of the Contractor or to increase his obligations under this Contract and the legislation and regulations in force upon the Effective Date of this Contract, without the prior agreement of the Parties.
However, it is agreed that the Contractor cannot, with reference to the preceding paragraph, oppose the application of the legislative and regulatory provisions which are generally applicable, adopted after the Effective Date of the Contract, in the matter of safety of persons and of protection of the environment or employment law

ARTICLE 27: FORCE MAJEURE

27.1Any obligation resulting from this Contract which would be totally or partially impossible for a Party to carry out, other than payments for which it is responsible to pay, shall not be considered to be a violation of this Contract if said non-execution results from a case of Force Majeure, provided however that there is a direct link of cause and effect between impediment and the case of Force Majeure invoked.

27.2For purposes of this Contract the following should be understood to be a case of Force Majeure: any event which is unforeseeable, irresistible or outside of the will of the Party invoking it, such as earthquake, accidents, strike, guerrilla actions, acts of terrorism, blockade, riot, insurrection, civil unrest, sabotage, acts of war, the Contractor being subject to any law, regulation, or any other cause outside of his control and which has as a result of delaying or rendering momentarily impossible the execution of all or a portion of his obligations. The intention of the Parties is that the term Force Majeure be given the interpretation the most in conformity with the principles and customs of international law and with the practices of the international petroleum industry.

27.3When a Party considers itself prevented from carrying out any of its obligations by reason of a case of Force Majeure, it must immediately so notify the other Party in writing specifying the elements of the type to establish the case of Force Majeure and to take, in agreement with the other Party, all appropriate and necessary provisions in order to allow a return to the normal execution of obligations affected by the Force Majeure after the case of Force Majeure ceases.
The obligations, other than those affected by the Force Majeure, must continue to be fulfilled pursuant to the provisions of this Contract.

27.4If, following a case of Force Majeure, the execution of any of the obligations of this Contract was delayed, the duration of the delay resulting therefrom, increased by the delay which may be necessary for the repair of all damage caused by the case of Force Majeure, shall be added to the time period stipulated in this Contract for the execution of said obligation as well as to the duration of the currently valid Exploration Authorisation and of any Exploitation Authorisations.

ARTICLE 28: ARBITRATION AND EXPERTISE

28.1In the event of a dispute between the State and the Contractor concerning the interpretation or the application of the provisions of this Contract, the Parties shall make good faith effort to resolve such dispute amicably.
With regard to the Market Price, the provisions of Article 14.5 hereinabove shall apply.
The Parties may also agree to submit any other dispute of a technical nature to an expert appointed by common agreement or by the International Centre for Expertise of the International Chamber of Commerce (“ICC”).
If, within a time period of ninety (90) days starting from the date of notification of a dispute, the Parties are not able to reach an amicable solution or following the proposal of an expert, said dispute shall be submitted at the request of the most diligent Party to the ICC for arbitration following the rules set by the Rules of Arbitration of the ICC.

28.2The location of the arbitration shall be Paris (France). The languages utilised during the proceedings shall be the French and English languages and the applicable law shall be the Mauritanian law, as well as the rules and customs of applicable international law in the matter.
The arbitrational court shall be made up of three (3) arbitrators. No arbitrator shall be a national of the countries of which the Parties are nationals.
The award of the court is rendered on a definitive and irrevocable basis. It is binding upon the Parties and is immediately executory.
The expenses of arbitration shall be borne in equal part by the Parties, subject to the decision of the court concerning their allocation.
The Parties formally and without reservation waive any right to attack such award, to impede its recognition and its execution by any means whatsoever.

28.3The Parties shall conform to any protective measures ordered by the arbitrational court. Without prejudice to the power of the arbitrational court to recommend protective measures, each Party may solicit provisional or protective measures in application of the pre-arbitration emergency procedure rules of the ICC.

28.4The introduction of an arbitrational procedure shall entail the suspension of the contractual provisions with respect to the subject of the dispute, but shall leave in place all other rights and obligations of the Parties with respect to this Contract.

28.5Without prejudice to the provisions of Article 21 hereinabove, the costs and expert fees referred to in Article 28.1 hereinabove shall be borne by the Contractor up until the grant of the first Exploitation Authorisation and thereafter half by each of the Parties. Such costs shall be considered as recoverable Petroleum Costs with regard to Article 10 of this Contract.

ARTICLE 29: TERMS FOR APPLICATION OF THE CONTRACT
29.1The Parties agree to cooperate in all ways possible in order to achieve the objectives of this Contract.

The State shall facilitate the Contractor in the exercise of his activities in granting to him all permits, authorisations, licenses and access rights necessary for the carrying out of the Petroleum Operations, and in placing at his disposal all appropriate services to said Operations of the Contractor , of his employees and agents on national territory.
Any application for the above-cited permits, authorisations, licenses and rights shall be submitted to the Minister who shall transmit it, if applicable to the relevant Ministries and entities, and shall ensure its follow-up. Such applications may not be refused without a legitimate reason and shall be diligently handled in a manner so as to not unduly delay the Petroleum Operations.

29.2All notices or other communications related to this Contract must be sent in writing and shall be considered to have been validly made from the time they are, hand delivered against receipt, to the qualified representative of the concerned Party at the place of its principal establishment in Mauritania, or delivered in a stamped envelope, by registered mail with return receipt, or sent by telecopy confirmed by letter, and after confirmation of receipt by the recipient, at the address chosen by them and deemed authentic indicated here below:

For the Ministry:
Department of Crude Hydrocarbons
BP: 4921
Nouakchott- Mauritania
TEL/FAX: +222 524 43 07

For the Contractor:
BP Mauritania Investments Limited
Immeuble EL Emel-ZRA 433
B.P. 5485
Nouakchott
Mauritania
Telephone: +222 45454829
Attention: Mohamed Limam, VP Mauritania
Email: mohamed.limam @bp.com

With a Copy to
BP Mauritania Investments Limited:
Chertsey Road
Sunbury-on-Thames
Middlesex
TW16 7LN.
Telephone: +44 1932759801
Attention: Paul Barnes VP Gas and LCE Growth – Mauritania and Senegal
Email: paul.barnes@uk.bp.com

Kosmos Energy Mauritania
c/o Wilmington Trust
4th Floor, Century Yard
Cricket Square, Hutchins Dr.
Elgin Avenue, George Town
Grand Cayman KY1-1209
Cayman Islands
Telephone    : +1-345-814-6703
FAX        : +1-345-527-2105
Attention    : ___________
Email: mauritanianotifications@kosmosenergy.com

With Copy to:
Kosmos Energy Mauritania
c/o Kosmos Energy, LLC.
Attention: General Counsel
8176 Park Lane, Suite 500
Dallas, TX 75231
Fax:    214-445-9705
Email: KosmosGeneralCounsel@kosmosenergy.com

Société Mauritanienne des Hydrocarbures
Ilot K, Rue-42-133, No. 349,
BP 4344, Nouakchott, Mauritanie
Attention; le Directeur Général

Email:dgsmh@smhpm.mr
The notices shall be considered as having been made upon the date of confirmation of the receipt.

29.3The State and the Contractor may at any time change their authorised representatives or choice of domicile mentioned in Article 29.2 hereinabove, subject to having so notified with an advance notice of at least ten (10) days.

29.4This Contract may not be modified except by common agreement of the Parties and by the execution of an approved amendment entering into force within the terms provided in Article 30 here below.

29.5Any waiver by the State of the execution of an obligation of the Contractor must be done in writing and signed by the Minister, and no possible waiver can be considered as a precedent if the State declines to act upon any of its rights which are recognised by this Contract.

29.6Titles appearing in this Contract are inserted for purposes of convenience and of reference and in no way shall define, nor limit, nor describe the scope or the purpose of the provisions of the Contract.

29.7Appendices 1, 2 and 3 attached hereto are an integral part of this Contract. However, in the event of conflict, the provisions of this Contract shall prevail over those of the Appendices.

29.8Anti-bribery and Corruption
(a)In connection with this Contract:
a.Each party shall act in accordance with laws and regulations of the Islamic Republic of Mauritania (“Applicable Law”) and any anti-corruption laws and obligations applicable to such party.
b.Each party shall as soon as possible notify and keep informed the other party of any investigation or proceeding relating to an alleged violation of Applicable Law or other anti-corruption laws and obligations applicable to such party.
(b)No party to this Contract shall:
a.use any of the funds related to the Contract for any unlawful contribution, liberality, entertainment or other unlawful expense relating to political activity;
b.make any direct or indirect payment to any foreign or domestic government official or employee in connection with this Contract or using funds related to the Contract; or

c.do anything, in connection with this Contract, which would violate in any way the anti-bribery laws and obligations applicable to such party.

ARTICLE 30: ENTRY INTO FORCE
Once signed by the Parties, this Contract shall be approved by decree made in the Council of Ministers and shall enter into force upon the date of publication of the said decree in the Official Journal, said date being designated under the name Effective Date and rendering said Contract binding upon the Parties.
In witness whereof, the Parties have signed this Contract in two (2) original copies.

Nouakchott, on __________________

FOR THE ISLAMIC REPUBLIC OF MAURITANIA	FOR THE CONTRACTOR
THE MINISTER
For and on behalf of BP:

Name:         __________________________

SIGNATURE: ___________________________

For and on behalf of Kosmos:

Name:         __________________________

SIGNATURE: ___________________________

For and on behalf of SMH:

Name:         __________________________

SIGNATURE: ___________________________

APPENDIX 1: EXPLORATION PERIMETER

Attached and being an integral part of the Contract between the Islamic Republic of Mauritania and the Contractor.

On the Effective Date, the initial Exploration Perimeter includes a surface area deemed to be equal to two thousand four hundred fifty (2450) Km2

Such Exploration Perimeter is represented on the attached map with the indicated coordinates.

MAP OF THE EXPLORATION PERIMETER

The projected coordinate system is WGS84/UTM28N.

APPENDIX 2: ACCOUNTING PROCEDURE
Attached to and an integral part of the Contract between the Islamic Republic of Mauritania and Contractor.

ARTICLE 1: GENERAL PROVISIONS

1.1Purpose

The purpose of this Accounting Procedure is to set the rules and methods of accounting for the verification of Petroleum Costs to provide for their recovery and for the purpose of sharing production in accordance with Article 10 of the Contract, as well as the rules to determine net profits of the Contractor for purposes of calculating the tax on industrial and commercial profits.
1.2Statements
The accounts, books and registers of the Contractor shall be maintained consistent with the rules of the applicable accounting plan in Mauritania and the practices and methods in use in the international petroleum industry.
Pursuant to the provisions of Article 20.2 of the Contract, the accounts, books and registers of the Contractor shall be kept in the English language using the Dollar as the unit of account.
Anytime, whenever it is necessary to convert into Dollars expenses and revenue paid or received in any other currency, these currencies shall be valued on the basis of the rate of exchange quoted on the foreign-exchange market of Paris, in accordance with terms determined by mutual agreement.

1.3Interpretation
The definitions of words which appear in this Appendix 2 are the same as those of the corresponding words as they appear in the Contract.
The word “Contractor”, has the meaning given to it by the Contract, and may sometimes refer to the Operator when the Contractor is made up of several entities and when Petroleum Operations are conducted by the Operator on behalf of all these entities, or sometimes the reference is to each of these entities whenever the obligation of each individual entity is being addressed.
ARTICLE 2: ACCOUNTING FOR PETROLEUM COSTS

2.1General rules and principles. Classes and groupings
2.1.1The Contractor shall at all times keep books of account specially reserved and organised for the booking of Petroleum Costs; they shall detail the expenses actually incurred by it and giving rise to recovery consistent with the provisions of the Contract and of this Appendix, the recovered Petroleum Costs, progressively as the production intended for such purpose becomes available, as well as the amounts which must be properly deducted or which have the effect of reducing the Petroleum Costs.

2.1.2The accounting of Petroleum Costs must highlight at all times and for each Exploration Perimeter and for each Exploitation Perimeter derived therefrom:
The full amount of the Petroleum Costs paid by Contractor from Effective Date;
The full amount of the Petroleum Costs recovered;
The amounts which diminish or otherwise are a deduction from Petroleum Costs and the type of operations related to these amounts;
The balance of Petroleum Costs not yet recovered.
2.1.1The accounting for Petroleum Costs shall comprise as debit entries all expenses actually incurred and directly related to Petroleum Operations in accordance with the Contract and the provisions of this Appendix, and considered chargeable to Petroleum Costs.
These expenses which have been actually incurred must:
Be actually incurred by Contractor;
Be necessary to the proper carrying out of Petroleum Operations;
Be properly incurred and supported by items and documents which allow an effective audit by the Ministry.
2.1.1The accounting for Petroleum Costs shall include as credit entries the amount of recovered Petroleum Costs as and when this recovery takes place, and as and when the amounts are collected, the revenue and miscellaneous products which are to be deducted from or operate to diminish the Petroleum Costs.
2.1.2The original text of contracts, invoices and other documents which support the Petroleum Costs must be available for examination by the Ministry and produced whenever it requests it.

2.1.3Petroleum Costs are recovered in accordance with the following:
a)The priority order arranged by the type of costs:
Exploitation Petroleum Costs;
Development Petroleum Costs;
Exploration Petroleum Costs;
As these categories of Petroleum Costs are defined in Articles 3.2, 3.3 and 3.4 of this Appendix.

b)Priority based on geographic considerations:
Petroleum Costs incurred in an Exploitation Perimeter shall be the first to be recovered from the production extracted from that perimeter consistent with the order of priorities stipulated in paragraph a) hereinabove;
Petroleum Costs incurred outside of an Exploitation Perimeter shall be recovered in second priority from the production extracted from that perimeter consistent with the priority order specified in paragraph a) hereinabove.
Each entity which makes up the Contractor is entitled to its cost recovery upon commencement of production.

2.1.4Accounting for Petroleum Costs must be true and accurate; it must be organised and the books must be kept and submitted in such manner that they can be easily grouped together and make the relevant Petroleum Costs clearly apparent, in particular as they relate to the following expenses:

exploration
appraisal
development
production of Crude Petroleum,
production of Natural Gas,
transportation of Hydrocarbons and storage thereof,
ancillary activities, auxiliary or subordinate, and separate from them, as well as the amounts paid in the sequestered account in accordance with Article 23.2 of the Contract.

2.1.1For each of the activities hereinabove listed, the accounting of Petroleum Costs must clearly show the following expenses:

a)Related to tangible assets, in particular those which refer to the purchase, creation, construction or carrying out of:
land parcels,
buildings (workshops, offices, storage areas, dwellings, laboratories, etc....), facilities for loading and storage,
access roads and general infrastructure works,
facilities to transport Hydrocarbons (pipelines, tankers, etc.), general equipment,
specific equipment and facilities,
vehicles for use of transport and civil engineering machinery, materiel and tools (the normal useful life of which exceeds one year), successful drilling,
other tangible assets.

b)Related to intangible assets, particularly those which relate to:
Surface investigation of geological or geophysical nature and related to laboratory work (studies, reprocessing, etc.),
Non-productive exploration wells which are not utilised in furtherance of the development plan,
Other intangible assets.
c)Related to raw materials consumables;
d)Operational for functioning expenses:
Involved here are expenses of whatever nature, excepting the overhead referred to below, and which are not accounted for in subparagraphs a) to c) above of this Article 2.1.8, and which are directly connected to the study, progress and the implementation of Petroleum Operations;

e)Non-operating expenses or overhead:
Involved here are expenses borne by the Contractor related to Petroleum Operations and connected to management or to administration of the said operations.

2.1.2Moreover, the accounting of Petroleum Costs must show, for each category of expenses listed or defined in subparagraphs a) to d) of Article 2-1-8 above, all payments made to the following:
The Operator, for goods and services which it has itself furnished;
For the entities which make up the Contractor, the goods and services which they have supplied themselves;
Affiliated Companies;
Third Parties.

2.1Analysis of expenses and methodology for attribution
2.2.1The principles for attribution and the usual analytical methods of the Contractor in the matter of itemising and of reintegrating must be applied in a homogeneous manner, which is fair and does not discriminate against its activities taken as a whole. They must be submitted to the Ministry on its request.

The Contractor must inform Ministry of any change made by it in its principles and methodology.

2.2.2Tangible assets constructed, manufactured, created or brought about by the Contractor in the furtherance of Petroleum Operations and dedicated to these operations as well as their normal maintenance shall be accounted for at the acquisition cost of construction, manufacturing, creation, or realisation.

2.2.3Equipment, materials and consumables required for Petroleum Operations and not including those referred to above shall be:
a)Either acquired for immediate use, subject to the time spent in transport, and if necessary, the temporary storage by Contractor (provided they shall not have been commingled with his own inventory). This equipment, materials and consumables acquired by the Contractor shall be valued, for their charging Petroleum Costs, at their landed price in Mauritania.
“The Landed price in Mauritania” includes the following items, which shall be accounted for in accordance with the analytic methodology of Contractor:
Purchase price less discounts and rebates,
Transport costs, insurance, transit costs, handling and customs (and other possible taxes and fees) from the storage site of the vendor to that of the Contractor or to the place they are utilised, as may be applicable,
b)Or supplied by the Contractor from its own inventory
New equipment and materials other than consumables, supplied by the Contractor from its own inventory, shall be valued for accounting purposes at the weighted purchase price calculated pursuant to the provisions of subparagraph a) of this Article 2.2.3, hereafter “net cost”.
Materials and equipment which are depreciable and already used supplied by the Contractor from his own inventory or which originate from other activities he may have had, including those of Affiliated Companies, shall be valued for purposes of booking Petroleum Costs, in accordance with the following schedule:
•New Material (Condition “A”): New Material, never used: 100% (one hundred percent) of the net cost.
•Material in good condition (Condition “B”): Material in good condition and still utilisable for its original purpose without repair: 75% (seventy-five percent) of the net cost of the new material as defined hereinabove.
•Other used material (Condition “C”): Material which is still utilisable for its original purpose, but only after repair and upgrading: 50% (fifty percent) of the net cost of the new material as defined hereinabove.
•Material in poor condition (Condition “D”): Material not utilisable for its original purpose but still usable for another purpose: 25% (twenty-five percent) of net cost of the new material as defined hereinabove.

•Junk and scrap (Condition “E”): Materials unusable and not repairable: applicable price for junk.

2.2.3.1The Operator does not guarantee the quality of the new material referred to above beyond the warranty furnished by the manufacturer or seller of the subject material. In the event of defective new material, Contractor will do its best to seek reimbursement or compensation from the manufacturer or the reseller; however, the corresponding credit shall only be booked after receipt of reimbursement for indemnification;

2.2.3.2In the event used material referred to above is defective, the Contractor shall credit the account of the Petroleum Costs with the amount which it will have actually received as compensation.

2.2.3.3Utilisation of materials, equipment and facilities which are Contractor’s own property
Materials, equipment and facilities which are Contractor’s own property and which are temporarily put into use to carry out Petroleum Operations, shall be charged to Petroleum Costs at a rental amount covering the following:
a)Maintenance and repairs,
b)A share of depreciation pro rata to the time period utilised for Petroleum Operations, calculated by applying to the original costs (initial cost before revaluation), a rate which shall not exceed the one provided by Article 4.2 here below.
c)The expenses of transport and operations and all other expenses have not been otherwise charged.
The invoiced price shall exclude any excess cost, arising in particular from breakdown or abnormal or inappropriate use of the same equipment and facilities in furtherance of the Contractor’s activities which are not Petroleum Operations.
In all events, costs charged as Petroleum Costs for use of this equipment and facilities shall not exceed those in common usage in Mauritania by Third Parties, nor shall they result in a cascading charge of expenses and profit margins.
The Contractor shall maintain detailed statement of materials, equipment and facilities which are owned by it and used in Petroleum Operations, it shall indicate the description and serial number of each unit, the maintenance expenses, the relevant repairs, and the dates on which each item has been dedicated to and then withdrawn from Petroleum Operations. This statement must be delivered to the Ministry not later than March 1st of every year.

2.1Operational expenses
2.3.1Expenses of this type shall be charged to Petroleum Costs at the Contractor’s actual cost for the charges for services involved, such as this price appears in the Contractor’s accounts consistent with the applicable provisions of this Appendix. These expenses include in particular:

2.3.2The taxes, fees and imposts due and payable in Mauritania under applicable regulations and the provisions of the Contract and directly related to Petroleum Operations.
Surface rentals, the BIC tax and the bonuses provided for respectively in Articles 11 and 13 of the Contract, as well as any other charge the recovery of which is disallowed by the provisions of this Contract or of this Appendix, shall not be charged to Petroleum Costs.

2.3.3Personnel expenses and environment of the personnel
2.3.3.1Principles
To the extent that they correspond to actual work and services and that they are not excessive with regard to the importance of the responsibilities exercised, to the work carried out, and to the customary practices, such expenses cover all payments made to employ and provide benefits to personnel working in Mauritania and hired for the conduct and execution of the Petroleum Operations or for their supervision. Such personnel includes persons recruited locally by the by the Contractor and those placed at the Contractor’s disposal by the Affiliated Companies, the other Parties or Third Parties.
Such expenses are also deductible when they are connected to fixed premises of the Contractor abroad, when the activity of such premises is carried out exclusively for the benefit of the Petroleum Operations of the Contractor in Mauritania.

2.3.3.2Expense Items

The expenses of personnel and personnel benefits shall include, on the one hand, all sums paid or reimbursed on account of such personnel referred to hereinabove, under legal and regulatory texts, collective agreements, employment contracts and the internal policies of the Contractor and, on the other hand, expenses paid for the benefit of such personnel:
a)Salaries and pay for active employment or holidays, overtime, bonuses and other compensation;
b)Employer contributions pertaining thereto resulting from legal and regulatory texts, collective agreements and terms of employment;
c)Expenses paid for the benefit of the personnel; these represent, in particular:
Expenses for medical and hospital assistance, social security and all other social expenses particular to the Contractor;
Expenses for transportation of employees, their families and their personal effects, when the assumption of such expenses is provided for in the employment contract;
Expenses for lodging of personnel, including therein provision of services related thereto, when the assumption of such expenses by the employer is provided for in the employment contract (water, gas, electricity, telephone);
Compensation paid upon the time of moving in and of departure of the salaried personnel;
Expenses paid to administrative personnel rendering the following services: management and recruitment of local personnel, management of expatriate personnel, personnel training, maintenance and operation of offices and lodging, when such expenses are not included in overhead or under other expense categories;
Expenses for office rental or their expense for occupancy, the expense of collective administrative services (secretarial services, furniture, office supplies, telephone, etc.).

2.3.3.3Terms for booking charges

Personnel costs correspond:
Either to direct expenses charged to the corresponding Petroleum Costs account,
Or to indirect or common expenses charged to the Petroleum Costs account based upon data from analytical accounting and determined pro rata to the time dedicated to the Petroleum Operations.

2.3.4Expenses paid by reason of the provision of services supplied by Third Parties, the entities comprising the Contractor and the Affiliated Companies shall include in particular:

2.3.4.1Services rendered by Third Parties and by the Parties are booked at the Contractor’s actual book costs, which means the price invoiced by the vendors, including all taxes, fees, and ancillary costs, if applicable; the actual costs shall be reduced by any rebates, discounts, kickbacks, or promotions the Contractor may have secured either directly or indirectly.

2.3.4.2The technical assistance rendered to the Contractor by its Affiliated Companies: consisting of services and actions for the benefit of the Petroleum Operations and emanate from the departments and services of these Affiliated Companies who are engaged in the following activities:
Geology,
Geophysics,
Engineering,
Drilling and production,
Deposits and reservoir studies,
Economic studies,
Technical contracts,
Laboratories,
Purchases and transport in transit (except for charges comprised of those referred to in 2.2.3 hereinabove),
Designs,

Some administrative and legal services related to studies or to well-defined or occasional projects and which are not part of ordinary and regular business, nor of the legal proceedings referred to in 2.3.8 below.
Technical assistance is generally the subject of service contracts entered into between the Contractor and its Affiliated Companies.
The costs of technical assistance rendered by the Affiliated Companies are booked at actual cost for the Affiliated Company which renders the service. This actual cost includes, in particular, personnel expenses, the cost of raw materials, materials and consumables utilised, the cost of maintenance and repair, the cost of insurance, taxes, a portion of the amortisation of general investments calculated on the original acquisition cost or of the construction of related tangible items and of any other expenses which are related to these services and have not been otherwise booked elsewhere.
However, the price excludes any surcharges arising from, in particular, fixed assets or a non-regular or cyclical use of materials, facilities and equipment at an Affiliated Company.
In all cases, expenses related to these services must not exceed those which are normally incurred for similar services by technical service companies and independent laboratories. They must not result in cascading charges from profit margins.
Moreover, all of these services, including analytical studies, must be supported by reports to be submitted at the request of the Ministry. They must be the subject of written orders issued by the Contractor, and also of itemised invoices.

2.3.4.3Whenever the Contractor utilises in Petroleum Operations, materiel, equipment or facilities which are the sole property of an entity which makes up the Contractor, the Contractor must charge the Petroleum Costs pro rata the usage time, and the corresponding entry must be determined in accordance with the customary methods and the principles defined in 2.3.4.2 above. This entry includes, in particular:
A portion of the annual depreciation calculated on the original “landed Mauritanian price” defined in 2.2.3 hereinabove;
A portion of the start-up cost, of insurance coverage, of ordinary maintenance, of financing, and of periodic check-ups.

Warehousing costs
Warehousing costs and handling costs (expenses incurred for personnel and for management of the services) are charged to Petroleum Costs pro rata the value of the items taken out of inventory.
Transportation expense: expenses of transport of personnel, of materiel or of equipment intended and dedicated to Petroleum Operations shall be booked as Petroleum Costs if they are not already included in the preceding paragraphs and if they have not been accounted in actual costs.

2.3.5Damages and waste which impact jointly-owned properties
All expenses necessary to repair and restore to working condition equipment which has suffered damages or losses arising from fires, floods, storms, theft, accidents or any other cause, shall be booked in accordance with the principles defined in this Appendix.
Amounts recovered from insurance companies for these damages and losses shall be booked as a credit to Petroleum Costs.

2.3.6Maintenance expenses
Maintenance expenses (routine maintenance and exceptional maintenance) of the materiel, equipment and facilities dedicated to Petroleum Operations shall be booked to Petroleum Costs at actual cost.

2.3.7Insurance premiums and expenses related to the settlement of casualty losses shall be charged to Petroleum Costs:
a)Premiums and expenses related to mandatory insurance and to those arising under policies to cover the Hydrocarbons produced, the persons and the properties dedicated to Petroleum Operations or the third-party liability insurance of the Contractor within the purview of the said operations;
b)Expenses incurred by the Contractor as the result of a casualty which arose from Petroleum Operations, and those incurred in the settlement of all losses, claims, damages and other related costs which are not covered by the insurance policies;

c)Expenses disbursed in settlement of losses, claims, damages or legal proceedings which are not compensated by insurance and which do not relate to risk which the Contractor was required to insure against. The amounts recovered from insurance policies and guarantees are accounted for as provided for in Article 2.6.2 g) here below;
2.3.8Legal costs
Petroleum Costs can be charged with expenses related to adversary legal proceedings, investigation, and settlement of disputes and claims (requests for reimbursement or compensation), which arise from Petroleum Operations or which become necessary in order to protect or recover properties, including, in particular, the fees of lawyers and experts, legal costs, investigation costs, cost of gathering evidence, as well as amounts disbursed in settlement of the disputes or the final settlement of any proceedings or claim.
Whenever these services are rendered by personnel of the Contractor, a compensatory payment shall be included in the Petroleum Costs which corresponds to time expended and costs actually incurred. The price charged in such manner shall not exceed that which would have been paid to Third Parties for identical or analogous services.

2.3.9Interest, fees, and financial charges
The following are chargeable to Petroleum Costs: interest penalties for late payment incurred by the Contractor and related to borrowings from Third Parties as well as advances and loans from Affiliated Companies, to the extent that these borrowings and advances are used to finance the Petroleum Costs and related exclusively to petroleum development operations of a commercial deposit (excluded here are Petroleum Operations related to exploration and appraisal), and provided they do not exceed seventy percent (70%) of the total amount of these petroleum development costs. These borrowings and advances must be submitted for the approval of the Ministry.
In the case where such financing is secured by Affiliated Companies, the acceptable interest rates must not exceed the rate normally charged on the international financial markets for similar loans.

2.3.10Foreign-exchange losses
Foreign-exchange losses related to borrowings and debts incurred by the Contractor under this Contract are chargeable to Petroleum Costs.

2.3.11Disbursements related to expenses, verifications and audits of the Ministry, pursuant to the provisions of the Contract, are chargeable to Petroleum Costs.
2.3.12Payments related to other expenses, including payments to Third Parties for the transport of Hydrocarbons to the Delivery Point shall be included in the Petroleum Costs. Involved here are all payments made or losses incurred related to or caused by the proper execution of the Petroleum Operations, provided the charge to Petroleum Costs is not disallowed under provisions of this Contract or of this Appendix, and provided they are not similar to expenses which the Ministry has disallowed and provided these expenses have received the approval of the Ministry. Moreover, except for contrary provisions in the law, the Contractor is at liberty, if it wishes, to make contributions of an economic, social, cultural or sport-related nature, with the mandatory exclusion of financing political activities. These contributions shall be debited to the Petroleum Costs account.
2.1Overhead
These expenses pertain to those Petroleum Costs which have not been otherwise accounted for. They pertain to:
2.4.1Expenses incurred outside of Mauritania
The Contractor shall add a reasonable sum on account of foreign overhead necessary to carry out the Petroleum Operations and borne by the Contractor and its Affiliated Companies, in such amount as they reflect the cost of the services rendered to the Petroleum Operations.

The amounts must be supported by accounting entries and copies of reports related to the services and works carried out; if an arbitrary sharing is utilised, there must be proof by means of supportive explanations and presentation of the rules utilised to arrive at such.
The amounts charged are considered provisional amounts arrived at on the basis of the Contractor’s experience, and they shall be adjusted annually in relation to the Contractor’s real costs, but they must not exceed the following caps:
•Before grant of the first Exploitation Authorisation: three percent (3%) of the Petroleum Costs excluding overhead;
•On the grant of the first Exploitation Authorisation: one and one-half percent (1.5%) of Petroleum Costs not including financial costs and overhead.
These percentages are applied to expenses, not including overhead, which are chargeable to Petroleum Costs for the Calendar Year under consideration.
2.4.1Expenses disbursed inside of Mauritania
These expenses cover payment related to the following activities and services:

General management and general secretarial services;
Information and communication;
General administration (law department, insurance, taxes, computer services);
Accounting and budget;
Internal audit.

They must include services which have actually been required to advance the Petroleum Operations and which correspond to actual services rendered in Mauritania by the Contractor or the Affiliated Companies. They must not result in cascading of costs margins.
The amount must be actual amounts, whenever direct expenses are involved, and they must be amounts arrived at by sharing whenever indirect expenses are involved. In the latter case, the rules for sharing must be clearly defined and the amounts must be supported by analytical accounting.
2.2Expenses not chargeable to Petroleum Costs
Payments paid in settlement of expenses, charges or costs not directly chargeable to Petroleum Operations, and those for which the deduction or charging for is disallowed by the provisions of the Contract or of this Appendix, or those which are not necessary for the conduct of Petroleum Operations, shall not be taken into account and shall not give rise to recovery.
Involved here are these types of payments:
a)Costs of a capital increase;
b)Expenses related to activities downstream of the Delivery Point, particularly marketing costs;
c)The expenses which relate to the period prior to the Effective Date;
d)Auditing expenses disbursed by the Contractor further to special relationships between the entities which make up the Contractor;
e)Expenses borne for meetings, studies and work carried out in furtherance of the association which ties together the entities which make up the Contractor and the purpose of which is not the proper conduct of the Petroleum Operations;
f)Interest, late payment fees, and financial charges other than those the chargeability of which is authorised pursuant to Article 2.3.9 of this Appendix.

g)Foreign-exchange losses incurred other than those which are chargeable under the provisions of this Contract.
h)Foreign-exchange losses which constitute a loss of earnings tied to risks related to the Contractor’s own capital and self-financing by it.
2.1Items to be booked as a credit to Petroleum Costs
The following must be credited to the Petroleum Costs account, in particular:
2.6.1The proceeds from the quantities of Hydrocarbons which the Contractor takes in furtherance of the provisions of Article 10.2 of the Contract, multiplied by the related Market Price as defined in Article 14 of the Contract.
2.6.2All other receipts, revenues, proceeds, connected profits, whether ancillary or accessory, directly or indirectly tied to Petroleum Operations, including in particular those derived from:
(A)The sale of associated substances;
(B)The transport and storage of products owned by Third Parties in the facilities dedicated to the Petroleum Operations;
(C)Reimbursements originating from insurance companies;
(D)Settlements arising out transactions or liquidations;
(E)Transfers or rentals already declared under Petroleum Costs
(F)Discounts, rebates, allowances and promotions received which have not been charged as a deduction from the actual costs of the properties to which they relate.
(G)Any other income or receipts similar to those listed above that are usually deducted from Petroleum Costs.
2.2Materiel, equipment and facilities sold by the Contractor
2.7.1The materials, equipment, facilities, and consumables which are not used or are not usable shall be withdrawn from Petroleum Operations; they must be either downgraded or considered as “junk and waste”, or bought back by the Contractor for his own needs, or sold to Third Parties or to Affiliated Companies.
2.7.2In the event of a disposal to the entities which make up the Contractor or to their Affiliated Companies, the prices shall be arrived at pursuant to the provisions of 2-2-3.b of this Appendix, or, should they exceed those which would be applicable under the provisions of that article, their price must be agreed by the Parties. Whenever the use of an item of property related to Petroleum Operations has been temporary and it does not fall under the price reduction referred to in the above article, the said item shall be valued so that the Petroleum Costs are debited of a net amount which is equivalent to the value of the service rendered.
2.7.3The sales to Third Parties of materials, equipment, facilities and consumables shall be effected by Contractor at the best possible price. All reimbursements or compensation granted to a buyer for a defective piece of equipment shall be debited to the Petroleum Costs account to the extent and at the time such are actually paid by the Contractor.
2.7.4Whenever an asset is used for the benefit of a Third Party or the Contractor for activities which are not within the scope of this Contract, the amounts due in exchange therefor must be calculated at a rate which is not less than actual costs, unless the Ministry agrees otherwise.

ARTICLE 3: DETERMINATION OF THE RATIO “R”
3.1For the purpose of arriving at the value of the “R” ratio in application of Article 10.3 of the Contract, the Petroleum Costs which impact the calculation of Net Cumulative Revenues and of Cumulative Investments shall be categorised and recorded separately according to the following categories.
3.2Exploration Petroleum Costs
They are the Petroleum Costs incurred in the exploration Petroleum Operations inside an Exploration Perimeter, included in an Annual Work Program approved pursuant to the provisions of the Contract, and they shall include, without limitation:

3.2.1Geochemical, geophysical, paleontological, geological, topographical studies and the seismic campaigning as well as studies and interpretations related thereto.
3.2.2Coring, exploration wells, appraisal wells and wells drilled to supply water.
3.2.3Labour costs, materiel, supplies and services used to service exploration wells or appraisal wells of a discovery and which are not completed as producers.
3.2.4Equipment utilised exclusively to enhance and justify the objectives listed in Articles 3.2.1, 3.2.2 and 3.2.3 hereinabove, including access roads and acquired geological and geophysical information.
3.2.5That portion of the Petroleum Costs incurred in construction of facilities and equipment, the overhead chargeable to exploration Petroleum Costs as such is derived from a fair allocation of the Petroleum Costs taken as a whole (including overhead) between exploration Petroleum Costs and the Petroleum Costs taken as a whole, with exception of overhead.

3.2.6All the other Petroleum Costs incurred for the purpose of exploration between the Effective Date and the start-up of the commercial production of Hydrocarbons that are not included in Article 3.3 here below.
3.3Petroleum Costs of Development
They are the Petroleum Costs incurred in development Petroleum Operations related to an Exploitation Authorisation, and they include, without limitation:
3.3.1Development and production wells, including water-injection wells and gas-injection wells drilled for the purpose of enhancing recovery of Hydrocarbons as well as those intended to sequester and conserve natural gas.
3.3.2The wells which have been completed by setting casing or equipment after a well has been drilled with intent to complete it as a producer well or a water-injection well or a gas-injection well drilled for the purpose of increasing the recovery rate of Hydrocarbons as well as those wells the purpose of which is sequestration and conservation of natural gas.
3.3.3The costs of equipment related to production, transport and storage to the Delivery Point, such as pipelines, flow-lines, processing and production units, equipment on the well-head, underwater equipment, systems to increase recovery of Hydrocarbons, offshore platforms, production floating unit and/or production and storage floating units (FPO and FPSO), storage facilities, export terminals, port installations and auxiliary equipment, as well as access roads in relation to production activities.

3.3.4Engineering studies and design studies related to the equipment referred to in Article 3.3.3.
3.3.5The cost of construction, the overhead chargeable to Development Costs, as these are calculated according to the ratio of Development Costs over total Petroleum Costs, excluding overhead.
3.3.6Financial charges pertaining to the financing of Development Costs are excluded.
3.4Exploitation Petroleum Costs
These are the Petroleum Costs incurred in an Exploitation Perimeter consequent to the start-up of commercial Hydrocarbons production and which are neither exploration costs nor development costs nor overhead.
Exploitation costs include more particularly the reserves built up for the purpose of meeting losses or charges, including the reserve to fund the Rehabilitation Plan, which reserve has been paid in full to the sequestered account opened for the purpose of financing rehabilitation of the site works in accordance with Article 23.2 of the Contract.
The portion of overhead which has not been allocated to either exploration or development costs shall be included in exploitation costs.
3.5It is understood that depreciation of assets as calculated for the determination of taxable profits pursuant to the provisions of Article 4 here below are not Petroleum Costs and consequently, they do not enter into the determination of the Ratio “R”.

ARTICLE 4: CHARGES WHICH ARE DEDUCTIBLE FOR DETERMINATION OF THE INDUSTRIAL AND COMMERCIAL INCOME TAX
4.1Deductible charges
In accordance with Article 70 of the Crude Hydrocarbons Code, the charges which are deductible for the determination of the Industrial and Commercial Income Tax are made up of the following items, within the limits prescribed by this Accounting Procedure, and excluding those charges which are non-deductible as specified in Title 6 of the Crude Hydrocarbons Code and of costs non-chargeable to Petroleum as specified in Article 2.5 hereinabove of this Appendix:
The exploitation Petroleum Costs, as defined in the provisions of this Accounting Procedure;
The overhead in accordance with the provisions of Article 2-4 hereinabove of this Appendix;
Depreciation of assets which make up the development Petroleum Costs in according with the provisions of Article 4.2 below;
Interest, interest for late payments, and financial charges, in accordance with the Article 2.3.9 hereinabove;
Loss or wastage of materials and property arising out of destruction or casualty, uncollectible debts, and compensation paid to Third Parties on account of legal liability (unless these damages were caused by the Gross Negligence of the Contractor);
Reserves which are reasonable and justified created for the purpose of meeting losses or clearly defined charges which the prevailing circumstances make probable;

The non-recovered portion of deficits related to previous years within a limit of five (5) years following the fiscal year that shows a deficit.
4.2Depreciation of fixed assets
Fixed assets of the Contractor that are required for Petroleum Operations are depreciated according to a straight-line depreciation method.
The minimum span of the depreciation period shall be:
ten (10) Calendar Years for assets related to the transport of Hydrocarbons production by pipeline;
five (5) Calendar Years for the other fixed assets.
The period of depreciation shall begin with the Calendar Year during which the said fixed assets have been acquired, or from the Calendar Year during which the fixed assets were placed into normal service if such latter year is after, pro rata temporis, the first Calendar Year in question.
4.3Exploration Petroleum Costs
The petroleum Exploration Costs incurred by the Contractor for the Exploration Perimeter, including particularly the expenses of geological and geophysical exploration studies and the expenses of exploration drilling and appraisal of a discovery (excluding productive wells, which shall be considered assets which fall under the provisions of Article 4.2 hereinabove of this Appendix), are considered charges deductible in full from the year they are entered on the books or they may be depreciated at the rate chosen by the Contractor.

ARTICLE 5: INVENTORIES
5.1Frequency
The Contractor shall keep a permanent inventory in both quantity and value of all property used in Petroleum Operations and he shall, with reasonable frequency, and not less than once a year, proceed to take a physical inventory as required by the Parties.
5.2Notification
Written notification of the intention to take a physical inventory must be sent by the Contractor not less than ninety days (90) days prior to the commencement of the taking of such inventory, so that the Ministry and the entities which make up the Contractor may if they wish be represented at their own expense during the taking of said inventory.
5.3Information

Should the Ministry or an entity which makes up the Contractor not be represented when an inventory is taken, such Party will remain bound by the result of the inventory taken by the Contractor, who must furnish to said Party a copy of the said inventory.

ARTICLE 6: STATEMENTS OF OPERATIONS AND WORK, STATUS REPORTS
6.1Principles
Other than the statements and supply of information provided for elsewhere, the Contractor must submit to the Ministry under terms, conditions and timelines indicated below, the details of its operations and works carried out as they have been booked in its accounts, documents, reports and statements which it must keep in relation to the Petroleum Operations.
6.2Statement of variations in fixed assets accounting and in inventory of materiel and consumables.
This statement must be received by the Ministry not later than the fifteenth day (15th) day of the first month of each calendar Quarter. In particular, it shall state, for the preceding quarter what was acquired and created by way of fixed assets, of materiel and of consumables required for Petroleum Operations, for each deposit, and by major categories, as well as disposal of these items (assignments, wastage and losses, destruction, discarding and junk).
6.3Statement of the quantities of Crude Petroleum and of Natural Gas which have been transported during each month
Such statement must reach the Ministry not later than the fifteenth (15th) day of each month. For each deposit, it shall indicate the quantities of Crude Petroleum and of Natural Gas which have been transported in the course of the preceding month, between the field and the point of export or delivery, as well as the identification of the pipeline utilised and the cost of transport paid, whenever transport was carried out by Third Parties. The statement must also show how the products transported in such manner are shared between the Parties.
6.4Statement of the recovery of Petroleum Costs
This statement must reach the Ministry not later than the fifteenth (15th) day of each month. It shall show, for the preceding month, the breakdown of the Petroleum Costs account and must reflect, in particular, the following:
The Petroleum Costs which remain to be recovered as of the end of the preceding month;
The Petroleum Costs related to activities during the month in question;

The Petroleum Costs recovered in the course of the month indicating in particular quantities and value of production involved for this purpose;
The amounts which are booked to reduce or diminish Petroleum Costs in the course of the month in question;
The unrecovered Petroleum Costs as of the end of that month.
6.5Statement of the determination of the ratio “R”
This statement must reach the Ministry not later than the fifteenth (15th) day of the first month of each Quarter. It shall highlight each of the factors which enter into the determination of the “R” ratio as defined in Article 3 of this Accounting Procedure, as well as the resulting value of the ratio, which ratio is applicable during the subject Quarter.
6.6Inventories of Crude Petroleum and of Natural Gas
This statement must reach the Ministry not later than the fifteenth (15th) day of each month. It shall specify for the preceding month and for each storage location:
Inventory at the commencement of the month;
Addition to inventory in the course of the month;
Withdrawals from inventories during the course of the month;
Theoretical level of the inventory at the end of the month;
Inventory at the end of the month taken by measurement;
An explanation for discrepancies, if any.

6.7Tax returns
The Contractor shall supply the Ministry with a copy of all returns which the entities which make up the Contractor are required to file with the Tax Administrations responsible for determining tax basis; and in particular, those which pertain to the BIC tax on together with all annexes, documents, and supporting information attached thereto.
6.8Statement of payments of taxes and fees
Not later than the fifteenth (15th) day of the first month of each Quarter, the Contractor shall prepare and submit to the Ministry a statement showing taxes, fees, and dues of any kind paid by it in the course of the preceding calendar Quarter; it shall detail precisely the nature of the tax, fee and dues involved (surface rentals, customs duties, etc.), the kind of payment involved (on account, balances, corrections, etc.), the date and the amount of each payment, the designation of the tax collector responsible for the collection, and other further useful information.
6.9Special provisions
The statements, lists, and information referred to in Articles 6.2 to 6.8 shall be produced and submitted in accordance with printed forms issued by the Ministry, after consultation with the Contractor.
The Ministry may, as needed, request that the Contractor furnish it with all other statements, reports and information that the Ministry deems useful.

APPENDIX 3: MODEL BANK GUARANTEE
Attached and being an integral part of the Contract between the Islamic Republic of Mauritania and the Contractor (On letterhead of the Bank)

To the Honourable Minister in Charge of Crude Hydrocarbons,
Nouakchott
Mauritania
Amount: -----
In letters: ----------------------------------------

We have been informed that, upon the date of -----, the Mauritanian State entered into an exploration-production contract with the Contractor constituted by the following entities:

[BP Mauritania Investments Limited]
[Kosmos Energy Mauritania]
----------------------------------------
----------------------------------------
[Kosmos Energy Mauritania][BP Mauritania Investments Limited] --------, address -------- is the Principal and has been so designated here below.
Pursuant to Article 4.6 of this Contract, a bank guarantee of proper discharge of the minimum work obligations, for work committed to for each phase of the Exploration Period of the contract, must be remitted to the State.

That said, we (name of bank -------------, address ---------------) referred to hereafter as “the Bank”, upon instructions from the Principal, commit ourselves through this Guarantee, in an irrevocable fashion, to pay to the Mauritanian State, independently of the validity and legal merits under the Contract in question and without raising any exception, nor objection arising from the said Contract, upon your first demand, any amount up to the maximum amount cited above in this letter of guarantee, upon receipt by ourselves of a demand for payment duly signed and a written confirmation on your part certifying that the Contractor has not fulfilled the minimum work obligations above-mentioned and specifying the nature as well of the estimated cost of the work not executed.

For reasons of identification, your written demand for payment will only be considered valid if it reaches us through the intermediary of our corresponding bank located in Mauritania (name-------, address ----------), accompanied by a declaration of the latter certifying that it proceeded with the verification of your signature.

Your call is also acceptable to the extent that it is fully transmitted to us by the bank in question by means of a telex/SWIFT confirming that it has sent us the original by registered mail or by another courier service and that the signature appearing there was verified by the latter.

The amount of the Guarantee shall be reduced by the amount of the expenditures made by ________, upon receipt by the Bank of a copy of a work completion statement signed by the Mauritanian State and attesting to said expenditures and to the resulting new Guarantee amount, in accordance with the model in Annex A.

Our guarantee is valid up until the --------------------------------- (provide for 6 months after the end of the phase in question of the Exploration Period) and shall terminate automatically and entirely if your demand for payment or the telex/SWIFT does not reach us at the address hereinabove by such date at the latest, whether it is a business day or not.

All the bank fees in connection with this guarantee are at the expense of the Principal.

This guarantee is subject to the “Uniform Rules for Demand Guarantees of the ICC” of the International Chamber of Commerce (ICC Publication in force No. 758).

•    Signature of the authorised representative and seal of the Bank

Annex A

Model notification of expenditure and reduction of guarantee to be used

Notification of expenditure and reduction of guarantee

To the Minister in Charge of Crude Hydrocarbons

Mauritanian State

Nouakchott

Mauritania

Purpose: Notification of expenditure and reduction of guarantee amount ref. XXXX

Honourable Minister,

We refer to the Exploration and Production Contract signed on ____, as well as the bank guarantee of proper discharge in the initial amount of USD ___given by _____on _____ under reference no. _____.

On ____ the amounts expended were USD____. Accordingly the amount of said guarantee is reduced to ____ (numbers plus letters).

Polite closure statement

Date:

Signature of Contracting Entity
Confirmation of Principal [(KOSMOS ENERGY)] ([BP Mauritania Investments Limited])

"Stamp of the Minister in charge of Hydrocarbons, authorised signature
Preceded by the statement “Agreed for the reduction of the guarantee in question in the amount of XXXX”
NAME + FUNCTION + STAMP of the Minister"